CONFIDENTIAL                EXECUTION VERSION            CERTAIN INFORMATION IDENTIFIED WITH [***] HAS BEEN EXCLUDED FROM THIS
EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 2.1

ASSET PURCHASE AGREEMENT

dated
3 December 2024

between
NOVAVAX CZ a.s. (as Seller)
and
NOVAVAX, Inc. (as Seller Guarantor)
and
Novo Nordisk Production Czech s.r.o. (as Purchaser)
and
Novo Nordisk A/S (as Purchaser Guarantor)

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TABLE OF CONTENTS
2.    SALE AND PURCHASE OF THE ASSETS    17
3.    PURCHASE PRICE    17
4.    CONDITION PRECEDENT    17
5.    PRE-CLOSING OBLIGATIONS    18
6.    CLOSING    22
7.    POST-CLOSING OBLIGATIONS    24
8.    EMPLOYMENT MATTERS    27
9.    TAX MATTERS    28
10.    REGULATORY MATTERS    29
11.    IP MATTERS    31
12.    RESTRICTIVE COVENANTS    31
13.    PURCHASER’S WARRANTIES AND UNDERTAKINGS    32
14.    SELLER’S WARRANTIES    32
15.    SPECIFIC INDEMNITIES    33
16.    APPORTIONMENTS, PREPAYMENTS AND BOOK DEBTS    35
17.    WARRANTIES AND UNDERTAKINGS OF EACH GUARANTOR    36
18.    TERMINATION    40
19.    PROHIBITED ASSIGNMENT OF CERTAIN ASSETS AND LIABILITIES    41
20.    TRANSFER OF TRANSFERRED CONTRACTS    42
21.    WRONG POCKETS    44
22.    NO LIABILITY UNDER IMPLEMENTATION DOCUMENTS    44
23.    CONFIDENTIALITY    44
24.    COSTS AND PAYMENTS    45
25.    SET-OFF    46
26.    ASSIGNMENT    46
27.    NO THIRD-PARTY BENEFICIARIES    46
28.    AMENDMENTS    47
29.    NOTICES    47
30.    COUNTERPARTS    48
31.    ENTIRE AGREEMENT    49
32.    SEVERABILITY    49
33.    FURTHER ASSURANCE    49
34.    GOVERNING LAW AND DISPUTE RESOLUTION    50

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35.    PROCESS AGENT    50
SCHEDULE 1    51
PURCHASER’S WARRANTIES
SCHEDULE 2    52
SELLER’S WARRANTIES
SCHEDULE 3    60
LIMITATIONS ON LIABILITY AND CONDUCT OF CLAIMS
SCHEDULE 4    65
PRINCIPLES GOVERNING THE ESCROW AGREEMENT AND THE HOLDBACK AMOUNT RELEASE
SCHEDULE 5    68
ADDITIONAL PAYMENT ITEMS
SCHEDULE 6    69
ALLOCATION OF THE PURCHASE PRICE

Agreed Form Documents
Agreement on Transfer of Properties
Closing Confirmation
Escrow Agreement
Letter to Employees
Quality Services Agreement
Properties Schedule
Signing Press Release
Services Exhibit
Tax Letter
Transferred Assets Schedule
Transferred Assets under Construction
Transferred Contracts Schedule
Transferred Employees Schedule
Transitional Services Agreement

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ASSET PURCHASE AGREEMENT
This asset purchase agreement is executed and delivered as a deed on 3 December 2024 by and between:
(1)NOVAVAX CZ a.s., a joint-stock company incorporated under the laws of the Czech Republic with its registered office at Líbalova 2348/1, Chodov, 149 00 Prague 4, Czech Republic, ID No.: 060 02 919, registered in the Commercial Register maintained by the Municipal Court in Prague under file no. B 22392 (the “Seller”);
(2)NOVAVAX, Inc., a company incorporated under the laws of Delaware, United States of America and having its principal place of business at 700 Quince Orchard Road, Gaithersburg, MD 20878, the United States of America (the “Seller Guarantor”);
(3)Novo Nordisk Production Czech s.r.o., a limited liability company incorporated under the laws of the Czech Republic with its registered office at Klimentská 1216/46, Nové Město, 110 00 Prague 1, Czech Republic, ID No.: 214 51 541, registered in the Commercial Register maintained by the Municipal Court in Prague under file no. C 402084 (the “Purchaser”); and
(4)NOVO NORDISK A/S, a company incorporated under the laws of Denmark and having its registered office at Novo Alle 1, 2880 Bagsværd, Denmark (the “Purchaser Guarantor”),
each also a “party” and collectively, the “parties”.
WHEREAS:
(A)The Seller is the owner of certain assets pertaining to its business operations for the manufacture of protein-based vaccines in a facility located near Jevany, Czech Republic.
(B)The Seller wishes to assign and transfer these assets to the Purchaser, and the Purchaser wishes to purchase and acquire the same on the terms set out in this Agreement.
(C)The Seller Guarantor has agreed to guarantee certain obligations of the Seller, and the Purchaser Guarantor has agreed to guarantee certain obligations of the Purchaser, in each case on the terms and conditions set out in Section 17.
NOW THE PARTIES AGREE AS FOLLOWS:
1.DEFINITIONS AND INTERPRETATION
1.1In addition to capitalized terms and expressions defined elsewhere in this Agreement, the following capitalized terms and expressions shall have the meaning specified in this Section 1.1:
1.1.1“Actual Additional Payment” shall have the meaning defined in Section 7.3.
1.1.2“Actual Additional Payment Statement” shall have the meaning defined in Section 7.3.
1.1.3“Additional Payment” shall have the meaning defined in Section 5.11.
1.1.4“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. In the case of the Purchaser, the term “Affiliate” includes the Purchaser Guarantor but expressly excludes Novo Holdings A/S and Novo Nordisk Foundation and each of their respective direct and indirect affiliates (other than the Purchaser Guarantor).
1.1.5“Agreed Form” means, in relation to a document, the form of that document initialled by or on behalf of each of the Purchaser and the Seller for identification purposes only or otherwise agreed in writing by or on behalf of the Purchaser and the Seller as being in the Agreed Form.

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1.1.6“Agreement” or “this Agreement” means this asset purchase agreement including the Transferred Assets Schedule, the Transferred Contracts Schedule, the Transferred Employees Schedule and the Properties Schedule.
1.1.7“Agreement on Transfer of Properties” means the agreement on the transfer of the Properties, in the Agreed Form.
1.1.8“Amended MIA Application” means the Seller’s application to SÚKL on 15 November 2024 to amend the Seller’s MIA, a copy of which is available in the Data Room.
1.1.9“Anti-Corruption Laws” means:
1(a)the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, as amended;
1(b)the Czech Act No. 40/2009 Coll., the Criminal Code, as amended;
1(c)the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998, as further amended;
1(d)the United Kingdom’s Bribery Act 2010, as amended; and
1(e)any other applicable Law (including any (a) statute, ordinance, rule or regulation; (b) order of any court, tribunal or any other judicial body; and (c) rule, regulation, guideline or order of any public body, or any other administrative requirement) which:
1(i)prohibits the conferring of any gift, payment or other benefit on any person or any officer, employee, agent or adviser of such person; and/or
1(ii)is broadly equivalent to (i) or was intended to enact the provisions of the OECD Convention as described in (a) or which has as its objective the prevention of corruption.
1.1.10“Assumed Liabilities” means:
(a)the Liabilities related to or arising under or out of any of the Transferred Assets, to the extent that such Liabilities are incurred or arise (in each case whether in whole or in part) in respect of the period or relate to any act or omission occurring at or after the Effective Time;
(b)the performance of, and/or Liabilities related to or arising under or out of, any of the Transferred Contracts (including those which are incurred or arise in respect of the performance by or delivery from a third party supplier) (or the relevant part thereof per Section 20.4) to the extent that such performance or Liabilities (i) in the case of Liabilities, are incurred or arise in respect of the performance by or delivery from a third party supplier (in each case subject to the terms of such Transferred Contract with such third party supplier), at or after the Effective Time or (ii) in the case of Liabilities and/or performance, arise in respect of the period or relate to any act or omission occurring at or after the Effective Time;
(c)the Liabilities for any Harm or any breach of Environmental Laws and/or Environmental Permits concerning, or relating in any way to, the Transferred Assets, to the extent the underlying acts, omissions, facts or circumstances arose in the period after the Effective Time; and

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(d)the Liabilities to be assumed by the Purchaser in connection with the transfer of the Transferred Employees pursuant to Section 8.
1.1.11“Book Debts” means all amounts, other than the Prepayments, owing to the Seller as at the Effective Time by third parties in respect of the Transferred Assets and Transferred Contracts, whether or not invoiced by the Seller as at the Effective Time.
1.1.12“Business Day” means a day (other than Saturday or Sunday) on which banks are open in Prague (Czech Republic), Copenhagen (Denmark) and Maryland (the United States of America) for ordinary banking business.
1.1.13“Closing” means the consummation of the Transaction through the performance of all actions and steps to be taken on the Closing Date in line with Section 6.2.
1.1.14“Closing Confirmation” means the written acknowledgement from each of the parties that Closing has occurred automatically in accordance with the terms of Section 6.3, in the Agreed Form.
1.1.15“Closing Date” shall have the meaning defined in Section 6.1.
1.1.16“Closing Disclosure Letter” means the disclosure letter dated on the Closing Date, written, and delivered by or on behalf of the Seller to the Purchaser in accordance with Section 6.2.5, which is in substantially the same form as the Signing Disclosure Letter and which may not contain any references to any content of the Data Room prior to the Signing Date.
1.1.17“Closing Payment” shall have the meaning defined in Section 3.2.3.
1.1.18“Condition Precedent” shall have the meaning defined in Section 4.1.
1.1.19“Confidential Information” shall have the meaning defined in Section 23.1.
1.1.20“Consent” means all consents, approvals, clearances, confirmations, licences or any other actions of any third party (including agreements with any third party and waivers of objection rights of, or lapses of objection periods for, any third party).
1.1.21“Contract” means any contract, agreement, licence, lease, guaranty, indenture, sales or purchase order or other legally binding commitment in the nature of a contract.
1.1.22“Contractor” means, with respect to an entity, any person engaged or commissioned by such entity based on a contract for work or any similar arrangement to supply work to such entity for the purposes of the business activities of such entity.
1.1.23“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled by” and “under common control with” have meanings correlative thereto.
1.1.24“Data Protection Laws” mean all privacy and personal data protection Laws applicable in the Czech Republic, including the Regulation (EU) 2016/679 (General Data Protection Regulation).
1.1.25“Data Room” means the virtual data room hosted by Novavax, Inc. with Intralinks Inc. under the name “CZ”.
1.1.26“Data Room Documents” mean the documents disclosed to the Purchaser via the Data Room in the period from [***] until [***].
1.1.27“Effective Time” means the time immediately prior to Closing.
1.1.28“Encumbrance” means any mortgage or pledge, lien, charge, transfer by way of security or other security interest or security right, option, right of pre-emption, easement,

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negative pledge, prohibition on encumbrance or transfer or right to use; and agreement or commitment to create any of the same.
1.1.29“Environment” means all organisms (including man), ecosystems, property and the following media (a) air (including the air within buildings and the air within other natural or man-made structures, whether above or below ground); (b) water (including water under or within land or in drains or sewers and coastal and in-land waters); and (c) land (including land under water, rock and soil).
1.1.30“Environmental Indemnity” shall have the meaning defined in Section 15.1.2.
1.1.31“Environmental Laws” means all Laws, whether civil, criminal or administrative, applicable in respect of the Transferred Assets which have as a purpose, subject matter or effect the protection of the Environment or the prevention of Harm or the provision of remedies in respect of Harm or Environmental Permits.
1.1.32“Environmental Permits” means all permits, notifications or registrations made or issued under, or required by, Environmental Laws for the lawful carrying on of business at the Properties.
1.1.33“Escrow Account” means the designated escrow account or ledger with the Escrow Agent, as more particularly set out in the Escrow Agreement.
1.1.34“Escrow Agent” means J.P. Morgan SE – Luxembourg Branch.
1.1.35“Escrow Agreement” means the escrow agreement in the Agreed Form.
1.1.36“Estimated Additional Payment” shall have the meaning defined in Section 5.13.
1.1.37“Estimated Additional Payment Statement” shall have the meaning defined in Section 5.13.
1.1.38“Exchange Rate” means the reference rate published for the relevant currency pair on the website of the European Central Bank (www.ecb.europa.eu) on the relevant date or, if no reference rate is published on the website of the European Central Bank for the relevant currency pair, then the rate based on the reference rates for the two relevant currency pairs using conversion through EUR on such date or, where no such rate is published in respect of that currency for such date, then the rate quoted by Bloomberg as at 4:00 p.m. on such date.
1.1.39“Excluded Assets and Liabilities” means:
(a)any permit, approval, authorisation, certificate, licence or similar of the Seller or any of its Affiliates, including but not limited to: (i) the Seller’s products marketing authorisations issued by any Governmental Authority; (ii) the Seller’s Manufacturing Licences, including the MIA and GMP Certificate applicable to the Site and the Seller’s activities and products; and (iii) any other permit, approval, authorisation, certificate, licence or similar of the Seller or any of its Affiliates related to the Seller’s medicinal products, APIs, or activities that are not expressly included in the Transferred Assets;
(b)except to the extent comprising a Transferred Asset, any medicinal products manufactured, sold, offered for sale, supported, maintained or developed by the Seller or any of its Affiliates (regardless of whether they are finished medicinal products), APIs, raw materials, intermediates, excipients, processing aids, packaging and labelling materials and components owned by the Seller or any of its Affiliates, whether or not located at the Properties on the Closing Date;
(c)the Book Debts;
(d)any Liabilities for, and relating to, the discharge of the Retention Amounts;

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(e)any payables and Liabilities for costs and expenses pertaining to the Transferred Assets or Transferred Contracts incurred by the Seller or any of its Affiliates (billed or unbilled) outstanding as at the Effective Time;
(f)any cash in hand or at the bank or cash equivalents owned by the Seller or any of its Affiliates, including but not limited to any cash located at any of the Properties on the Closing Date;
(g)the Seller’s corporate minute books and other books and records pertaining to the organisation, existence or capitalisation of the Seller or any of its Affiliates (including, for the avoidance of doubt, Tax and accounting records) and any other books and records that the Seller or any of its Affiliates is required by Law to retain after Closing;
(h)any other Records of the Seller or any of its Affiliates which do not exclusively relate to the Transferred Assets, Transferred Contracts or Transferred Employees;
(i)any Contracts relating to or entered into in connection with the Transferred Assets which are not Transferred Contracts;
(j)any Intellectual Property other than (i) solely to the extent permitted pursuant to Section 20, licences provided under the Transferred Contracts, and (ii) the Transferred Intellectual Property;
(k)Information Technology Systems other than the Transferred Information Technology Systems;
(l)any Liabilities (other than any Liabilities relating to the Environment) related to or arising under or out of the Transferred Assets to the extent of anything done or any act, neglect, default, omission, breach of contract or breach of duty on the part of the Seller prior to the Effective Time and in each case referable only to the period prior to the Effective Time;
(m)any Liabilities related to or arising under or out of the Transferred Contracts (including those which are incurred or arise in respect of the performance by or delivery from a third party supplier) to the extent of anything done or any act, neglect, default, omission, breach of contract or breach of duty on the part of the Seller on or prior to the Effective Time and in each case referable only to the period prior to the Effective Time;
(n)any Liabilities for the return of any incentives, subsidies or other public aid provided to the Seller by any Governmental Authority in connection with the Transferred Assets and/or the Transferred Employees;
(o)rights and Liabilities from any Contracts, arrangements, commitments, or transactions between the Seller and any of its Affiliates (in each case, excluding any Transferred Contract, Transferred Assets and Transferred Employee);
(p)rights and Liabilities from any employment relationships between the Seller and its employees other than the Transferred Employees;
(q)the Excluded Employment Liabilities;
(r)rights and Liabilities arising from any dispute, other than those pertaining to the Transferred Assets, Transferred Contracts or Transferred Employees;
(s)Tax Liabilities related to the Transferred Assets and/or the Transferred Employees to the extent the underlying acts, omissions, facts or circumstances arose on or before the Effective Time, or in respect of any taxable period ending (or the part of any period falling) on or before the Effective Time;

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(t)any right arising from or relating to any refund of Taxes, any relief from Tax, any deferred Tax asset (whether actual or contingent) and any other amounts recoverable in respect of Tax, in each case arising on or before the Effective Time, or in respect of any taxable period ending (or the part of any period falling) on or before the Effective Time; and
(u)printer Kyocera TASKalfa 4054ci.
1.1.40“Excluded Employment Liabilities” means (i) Liabilities for all accrued but unpaid payments to the Transferred Employees (including compensation, bonuses, benefits, pension contributions and equity compensation) relating to the period preceding and including the Closing Date, (ii) Liabilities for severance benefits owed to any Transferred Employee who terminated their employment with the Seller prior to the Closing Date, (iii) Liabilities arising prior to or on the Closing Date with respect to the Transferred Employees’ employment or termination of employment under any Law governing mass layoffs or terminations, and (iv) Liabilities for all workers’ compensation or damages claims relating to events occurring prior to the Closing, in all cases only to the extent permitted by the applicable Law.
1.1.41“Fairly Disclosed” means with respect to any document, fact, matter, event or circumstance, fairly and reasonably disclosed (i) in the Signing Disclosure Letter (in relation to the period prior to the Signing Date) or (ii) in the Closing Disclosure Letter (in relation to any document, fact, matter, event or circumstance arising between the Signing Date and the Closing Date), in each case with sufficient detail to enable a reasonable buyer to identify the nature and reasonably assess the likely impact of such matter, fact, event or circumstance; “Fair Disclosure” shall be construed accordingly.
1.1.42“Fundamental Warranties” mean the Seller’s Warranties set out in Sections 1, 2.1, 2.3, 2.8, 3.1, 3.2, 9.2, 9.3, 9.4 and 10 of Schedule 2.
1.1.43“GMP” means good manufacturing practice for the manufacturing of medicinal products and active pharmaceutical ingredients (“API”), officially published and interpreted by Governmental Authorities in the European Union, including Directive 2001/83/EC as supplemented by Commission Directive (EU) 2017/1572, Regulation No 1252/2014, and EudraLex – Volume 4 – Good Manufacturing Practice guidelines (as may be amended from time to time) and similar foreign requirements applied by other applicable Governmental Authorities that may be in effect from time to time and are applicable to the manufacture of the Seller’s products and API.
1.1.44“GMP Certificate” means a certificate issued by any Governmental Authority, including SÚKL, certifying compliance of a manufacturer with GMP.
1.1.45“Governmental Authority” means (i) any national, federal, state, provincial, county, local, municipal or foreign or supranational government, or other political subdivision thereof; (ii) any entity exercising executive, legislative, judicial, regulatory, tribunal, taxing or administrative functions of or pertaining to government; and (iii) any arbitrator or arbitral body or panel, department, ministry, instrumentality, agency, court, commission or body of competent jurisdiction. For the purposes of this Agreement, ‘Governmental Authority’ encompasses any regulators including SÚKL.
1.1.46“Harm” means harm, adverse impact, or damage to, or other interference with, the Environment and includes any detrimental effects on the health of living organisms or other interference with the ecosystems of which they form part caused by pollution or other human activity and, in the case of humans, includes offence caused to any of their senses or harm or damage to their property.
1.1.47“Hazardous Matter” means any substance, material, chemical, or mixture, whether liquid, solid, gas, or plasma in any quantity, amount, or concentration, that is an actual or likely cause of or is otherwise capable of causing Harm. This includes any matter whose

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handling, use, storage, collection, transportation, import, distribution, or discharge of which is regulated or restricted under the Environmental Laws.
1.1.48“Holdback Amount” means a part of the Purchase Price in the amount of USD 10,000,000.
1.1.49“Holdback Release Date” means the date which is twelve (12) months following the Closing Date.
1.1.50“Implementation Documents” mean (i) the Agreement on Transfer of Properties; (ii) the Letter to Employees; (iii) the Tax Letter; (iv) the Closing Confirmation; and (v) any other document required under the laws of the Czech Republic to implement the Transaction.
1.1.51“Information Technology Systems” mean any information technology systems, including computer and data processing systems and software.
1.1.52“Initial Payment” means the payment of USD 10,000,000 made prior to the Signing Date by the Purchaser Guarantor to the Seller pursuant to the Initial Payment Letter.
1.1.53“Initial Payment Letter” means the initial payment letter executed by the Seller Guarantor and the Purchaser Guarantor on 23 September 2024, including the Summary of Preliminary Terms (Term Sheet) attached thereto.
1.1.54“Intellectual Property” means all intellectual property rights (whether registered or not) and includes, without limitation, all patents, design rights, copyrights (including, without limitation, rights in any software, including the source code and the related documentation) and any ancillary rights, trademarks, trade secrets, topographies, internet domain names, rights in Know-How and any rights of the same or similar effect or nature as any of the foregoing anywhere in the world acknowledged as such under the Law, including, in the case of registered rights, any pending applications for registration of such rights (including the right to claim priority from any applications, registrations, renewals and extensions in respect thereof) and the right to apply for registration or extension of such rights and all other forms of intellectual property rights, in each case in any jurisdiction.
1.1.55“Interim Period” shall have the meaning defined in Section 5.1.
1.1.56“Know-How” means all know-how, expertise, technical or other information developed or acquired by any person that is not widely known in the pharmaceutical industry, including research and development information, test data, technical data, designs, drawings, formulae, processes, methods, techniques and specifications.
1.1.57“Labour Code” means the Czech Act No. 262/2006 Coll., the Labour Code, as amended.
1.1.58“Law” means any statute, law, ordinance, rule, regulation, order or decree promulgated by any Governmental Authority or any stock exchange which are applicable to the Seller, the Purchaser or their Affiliates.
1.1.59“Leased Assets” means the fleet of cars leased by the Seller and used by certain of the Transferred Employees, as more particularly described in the Signing Disclosure Letter.
1.1.60“Letter to Employees” means the letter, in the Agreed Form, from the Purchaser and the Seller to the Transferred Employees informing them of the Transaction.
1.1.61“Liability” means all debts, claims, losses, liabilities, obligations, damages, fines, penalties, costs and expenses (including, without limitation, any Tax Liability).
1.1.62“Longstop Date” means the date falling four (4) months after the Signing Date (as may be extended pursuant to Section 4.4), or such other date as the Purchaser and the Seller may agree in writing.

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1.1.63“Loss” means any and all claims, damages, fines, penalties, losses, costs, expenses (including Tax), disbursements and other liabilities in any case of any nature whatsoever (including reasonable attorneys’ fees and expenses); provided that Losses shall not include any consequential, special, exemplary or punitive or any similar damages, or damages based upon diminution in value or any valuation multiplier, unless required to be paid to a third party as a result of a third party claim.
1.1.64“Manufacturing Licence” means any regulatory licence, permit, certificate and authorisation, including any MIA and GMP Certificate, required by applicable Laws and necessary to conduct manufacturing activities.
1.1.65“Material Damage” means, irrespective of the Seller’s fault or lack thereof, any damage to the Transferred Assets amounting to (either alone or in combination) at least USD 25,000,000 (replacement value).
1.1.66“Material Transferred Assets” means those Transferred Assets having a replacement value of USD 100,000 or more.
1.1.67“MIA” means the manufacturing and importation authorisation required under Articles 40(1) and 40(3) of Directive 2001/83/EC (as may be amended from time to time), or any equivalent Law in any other jurisdiction, which allows the holder to manufacture and import medicinal products.
1.1.68“Non-Transferring Contract” shall have the meaning defined in Section 5.9.
1.1.69“Other Transferred Assets” means the Transferred Assets with a replacement value of less than USD 100,000.
1.1.70“Permitted Encumbrances” means (i) the registered Encumbrances on the Properties as shown in Folio 894 for the Cadastral Area of Jevany maintained by the Cadastral Office for Central Bohemia Region, Cadastral Branch Office Prague-East, as of opening of business on the date of this Agreement, a copy of which (in the Czech language) is included in the Properties Schedule; and (ii) the unregistered Encumbrances described in the Signing Disclosure Letter.
1.1.71“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature and each of their permitted assigns.
1.1.72“Personal Data” means any information relating to an identified or identifiable natural person (data subject); an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person, and any equivalent definition in the Data Protection Laws.
1.1.73“Petition” shall have the meaning defined in Section 6.2.11.
1.1.74“Prepayments” means, subject to a maximum aggregate amount of USD 250,000, (i) any advance payments made by the Seller in connection with any Transferred Asset set out in the tab “Prepayments” of the Agreed Form excel file titled “Transferred Assets under Construction”, (ii) any advance payments made by the Seller under any Transferred Contract in relation to any project referred to under item (i) above, and (iii) any other capital expenditure made by the Seller prior to the Effective Time in connection with the Transferred Assets and/or the Transferred Contracts referred under or otherwise related to items (i) and (ii) above.
1.1.75“Properties” means all immovable properties owned by the Seller registered on folio No. 894 maintained by the Cadastral Office for Central Bohemian Region, Detached Cadastral Office Prague-East, for the cadastral area Jevany, comprising land in the

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settlement known as Bohumil, that includes a fenced area with several buildings that contain the manufacturing, storage and office facilities, as well as other land and constructions outside of the fenced area, all as more particularly described in the Properties Schedule.
1.1.76“Properties Schedule” means the PDF document, in the Agreed Form, titled “Property Schedule – Folio 894 for the Cadastral Area of Jevany – LV 894”.
1.1.77“Purchase Price” shall have the meaning defined in Section 3.
1.1.78“Purchaser Guaranteed Obligations” means any obligation of the Purchaser to pay an amount in cash to the Seller pursuant to the terms of this Agreement or breach of this Agreement by the Purchaser, including pursuant to Sections 3.2, 6.2.13, 6.2.14, 6.2.15, 9.2.3, 9.5 and 15.
1.1.79“Purchaser’s Warranties” shall have the meaning defined in Section 13.1.
1.1.80“QC Lab” means the location(s), and all equipment contained therein, where Purchaser will perform the services set forth in the Quality Services Agreement, including, but not limited to the QC/BCC and QC/TCSC laboratories, the QC department office in Building B and the QC/LRI department located in the L4 warehouse.
1.1.81“Qualified Person” or “QP” means the person defined in Article 48 of Directive 2001/83/EC or any implementing Laws of the same (as may be amended from time to time).
1.1.82“Quality Services Agreement” means the quality services agreement, in the Agreed Form, to be entered into by the Purchaser and Seller at Closing.
1.1.83“Records” mean copies of all documents, certificates, records and reports containing any information in the possession and control of the Seller as at the day immediately preceding the Closing Date which are controlled by the Seller and exclusively relate to the Transferred Assets, the Transferred Contracts and/or the Transferred Employees (including documents required for Tax and accounting purposes), in each case provided that such documents, records, reports or information are not subject to privilege, third party restrictions on sharing or restrictions on sharing under any mandatory provisions of applicable Laws.
1.1.84“Retention Amounts” mean the amounts set out in the tab “Retention Bonds” of the Agreed Form excel file titled “Transferred Assets under Construction”.
1.1.85“Reverse Transitional Services Agreement” means the reverse transitional services agreement to be agreed pursuant to Section 5.17 entered into by the Purchaser and Seller at Closing.
1.1.86“Sanctions Authority” means any relevant Governmental Authority in the United States, the United Kingdom, the European Union or its member states, or other relevant jurisdiction, including but not limited to: the U.S. Department of the Treasury’s Office of Foreign Asset Control (OFAC), the U.S. Department of State, the United Nations Security Council and the European Commission.
1.1.87“Sanctions Laws” means all applicable EU and non-EU Laws relating to economic or trade sanctions, including the Laws administered or enforced by any Sanctions Authority.
1.1.88“Shared Contract” shall have the meaning defined in Section 20.4.
1.1.89“Seller Guaranteed Obligations” means any obligation of the Seller to pay an amount in cash to the Purchaser pursuant to the terms of this Agreement or a breach of this Agreement by the Seller, including pursuant to Section 15.
1.1.90“Seller’s Bank Account” means the Seller’s USD denominated bank account, Account Name: NOVAVAX CZ AS; [***], or such other bank account which the Seller

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communicates to the Purchaser to enable it to make the pertinent payment with at least five (5) Business Days’ advance notice.
1.1.91“Seller’s MIA” means the decision of SÚKL under [***], as amended from time to time.
1.1.92“Seller’s Retained Business” shall have the meaning defined in Section 20.4.
1.1.93“Seller’s Warranties” shall have the meaning defined in Section 14.1.
1.1.94“Services Exhibit” means the document, in the Agreed Form, setting out certain of the services to be included within the services schedules to each of the (i) Transitional Services Agreement; (ii) Reverse Transitional Services Agreement; and (iii) Quality Services Agreement.
1.1.95“Signing Date” means the date on which this Agreement is signed by the parties.
1.1.96“Signing Disclosure Letter” means the disclosure letter (including the contents of any schedule or appendix thereto), to be executed by the Seller concurrently with the execution of this Agreement and the draft of which was provided to the Purchaser at least three (3) Business Days before the Signing Date.
1.1.97“Signing Press Release” means the Seller’s press release in the Agreed Form.
1.1.98“Site” means the facility located in Bohumil, Jevany, Czech Republic at the Properties.
1.1.99“Specified Perimeter Indemnities” means indemnities under Section 15.1.1 with respect to limbs 1.1.39(e) 1.1.39(l) and 1.1.39(m) of the definition of Excluded Assets and Liabilities.
1.1.100“SÚKL” means the State Institute for Drug Control (in Czech: Státní ústav pro kontrolu léčiv) of the Czech Republic.
1.1.101“Tax” or “Taxes” means all forms of taxation, duties, levies, imposts and social security and health insurance charges, including, without limitation, corporate income tax, wage withholding tax, national health insurance and social security contributions, value added tax, customs and excise duties, any type of transfer tax, withholding tax, real estate taxes, real estate transfer taxes, municipal taxes and duties, environmental taxes and duties and any other type of taxes or duties in any relevant jurisdiction and whether a primary or secondary liability thereto; together with any interest, penalties, surcharges or fines relating thereto, due, payable, levied, imposed upon or claimed to be owed in any relevant jurisdiction.
1.1.102“Tax Letter” means the letter to the Taxing Authority in the Agreed Form.
1.1.103“Tax Liability” means any liability to make an actual payment of or in respect of Tax, in which case the amount of the Tax Liability shall be the amount of the actual payment.
1.1.104“Taxing Authority” means the relevant tax administrator or any other Governmental Authority or public body empowered to impose, collect or assess Taxes in the Czech Republic or any other country including any domestic and foreign courts.
1.1.105“Transaction” means the sale and purchase, and the transfer and takeover respectively, of the Transferred Assets, the Transferred Contracts and the Transferred Employees from the Seller by the Purchaser, under the terms and conditions of this Agreement as of Closing.
1.1.106“Transaction Documents” means this Agreement and other documents in the Agreed Form or required to be entered into pursuant to this Agreement.
1.1.107“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, and other similar Taxes and fees.

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1.1.108“Transferred Assets” means (i) the Properties, (ii) the assets listed in the Transferred Assets Schedule (including the Transferred Intellectual Property and Transferred Information Technology Systems), as may be amended by the Seller and Purchaser in writing before the Closing Date in accordance with Section 5.8, (iii) small-value moveable assets that are not subject to depreciation for corporate income tax purposes, which are owned by the Seller and located at the Site on the Closing Date (unless they form part of, or are an accessory to, the Excluded Assets and Liabilities), and (iv) the receivables of the Seller for the repayment of any Prepayments.
1.1.109“Transferred Assets Schedule” means the excel document, in the Agreed Form, titled “Transferred Assets (APA Schedule)”.
1.1.110“Transferred Contracts” means the benefit (subject to the burden) of the Contracts listed in the Transferred Contracts Schedule, as may be amended by the Seller and Purchaser in writing before the Closing Date in accordance with Section 5.8 (or in the case of any Shared Contract listed in the Transferred Contracts Schedule, the relevant part of such Shared Contract in accordance with Section 20.4).
1.1.111“Transferred Contracts Schedule” means the excel document, in the Agreed Form, titled “Transferred Contracts (APA Schedule)”.
1.1.112“Transferred Employees” means (i) the employees of the Seller listed in the Transferred Employees Schedule (as may be amended by the Seller and Purchaser in writing before the Closing Date in accordance with Section 5.8) and (ii) provided that the Purchaser has provided consent pursuant to Section 5.1.9, any employee of the Seller commencing employment at the Site after the Signing Date (and whose principal place of work is at the Site).
1.1.113“Transferred Employees Schedule” means the excel document, in the Agreed Form, titled “Transferred Employees (APA Schedule)”.
1.1.114“Transferred Information Technology Systems” means the Information Technology Systems listed in the Transferred Assets Schedule.
1.1.115“Transferred Intellectual Property” means the Intellectual Property listed in the Transferred Assets Schedule.
1.1.116“Transitional Services Agreement” means the transitional services agreement, in the Agreed Form, to be entered into by the Purchaser and the Seller at Closing.
1.1.117“VAT” means value added Tax as may be levied in accordance with (but subject to derogations from) Directive 2006/112/EC, including any value added Tax under the VAT Act, and any similar, equivalent or replacement thereto in any jurisdiction.
1.1.118“VAT Act” means the Czech Act No. 235/2004 Coll., on Value Added Tax, as amended.
1.1.119“Warranty Claim” means any claim arising from a breach of the Seller’s Warranties or the Purchaser’s Warranties.
1.2In this Agreement, unless the context otherwise requires:
1.2.1the words “hereof” and “herein” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to the Sections and Schedules of this Agreement (including the Transferred Assets Schedule, the Transferred Contracts Schedule, the Transferred Employees Schedule and the Properties Schedule) unless otherwise specified;
1.2.2whenever the words “include”, “includes”, “including” or similar expressions are used in this Agreement, they will be understood to be followed by the words “without limitation”;

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1.2.3the word “or” is not exclusive;
1.2.4the words describing the singular number will include the plural and vice versa, and words denoting any gender will include all genders and words denoting natural persons will include corporations, limited liability companies, partnerships and other entities and vice versa;
1.2.5references to statutes include all regulations promulgated thereunder and reference to statutes or regulations will be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statue or regulation. All references to “Contracts” will be understood to mean “as amended”;
1.2.6the parties hereto have participated jointly in the negotiation and drafting of this Agreement. The headings contained in this Agreement are for convenience of reference purposes only and will not affect in any way the meaning or interpretation of this Agreement or any Section hereof or Schedule hereto;
1.2.7references to time are interpreted as references to Central European Time (CET) in Prague;
1.2.8where any Seller’s Warranty is qualified by the expression “to the Seller’s knowledge” or “so far as the Seller is aware” or any similar expression, the Seller shall be deemed to have knowledge of anything of which [***];
1.2.9references to “USD”, “Dollars” or “$” are references to the lawful currency from time to time of the United States of America;
1.2.10for the purposes of applying a reference to a monetary sum expressed USD, an amount in a different currency shall be deemed to be an amount in USD translated at the Exchange Rate at the relevant date;
1.2.11references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;
1.2.12unless otherwise provided in this Agreement, references to “indemnify” or “indemnifying” any Person and references to holding that Person “harmless”, and references to the Purchaser indemnifying each Seller and/or Seller Affiliate, and the Seller indemnifying the Purchaser and/or Purchaser Affiliate, shall respectively constitute undertakings from the Purchaser to the Seller for itself and on behalf of each Seller Affiliate, and undertakings from the Seller to the Purchaser for itself and on behalf of each Purchaser Affiliate; and
1.2.13a procuring obligation where used means that such Person undertakes to exercise its voting rights and use all reasonable endeavours to use such powers as are vested in such Person from time to time whether as an owner, shareholder or otherwise.
2.SALE AND PURCHASE OF THE ASSETS
2.1On the terms of this Agreement and effective as of Closing:
2.1.1the Seller hereby sells, transfers and assigns to the Purchaser, and the Purchaser hereby purchases, accepts and undertakes to acquire the Transferred Assets, the Transferred Contracts and the Transferred Employees, with all rights and obligations arising therefrom, in each case to the extent permitted by the applicable Law; and
2.1.2the Purchaser agrees to assume all Assumed Liabilities.
2.2The sale and purchase pursuant to this Agreement shall not include any of the Excluded Assets and Liabilities.

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3.PURCHASE PRICE
3.1The purchase price for the whole of the Transferred Assets, the Transferred Contracts and the Transferred Employees shall be USD 200,000,000 (the “Purchase Price”) and the assumption by the Purchaser of the Assumed Liabilities. The Purchase Price shall be exclusive of VAT (if any) thereon.
3.2The Purchase Price shall be paid by the Purchaser to the Seller as follows:
3.2.1the Initial Payment shall be automatically deducted from the Purchase Price on Closing;
3.2.2part of the Purchase Price amounting to the Holdback Amount shall be paid to the Escrow Agent on Closing. The Holdback Amount shall be remitted to the Escrow Account by electronic transfer of immediately available funds in accordance with Section 6.2; and
3.2.3the remaining part of the Purchase Price amounting to USD 180,000,000 (the “Closing Payment”) shall be payable to the Seller on Closing. The Closing Payment shall be remitted to the Seller’s Bank Account by electronic transfer of immediately available funds in accordance with Section 6.2.
3.3The Purchase Price shall be apportioned between the Transferred Assets and the Transferred Contracts in the amounts set out in Schedule 6.
Holdback Amount
3.4Subject to the terms of Schedule 4, the Seller shall be entitled to receive the Holdback Amount on the Holdback Release Date, such amount to be satisfied out of, and deducted from, the amount standing to the balance of the Escrow Account from time to time in accordance with Schedule 4.
4.CONDITION PRECEDENT
4.1The Purchaser and the Seller agree that their obligations to proceed with the Closing as set out in Section 6.2 of this Agreement are subject to the Seller having obtained from SÚKL:
4.1.1the final and binding decision modifying (with effect from, or around, the anticipated Closing Date) the Seller’s MIA in accordance with the Amended MIA Application; and
4.1.2the correspondingly modified GMP Certificate,
4.1.3(the “Condition Precedent”).
4.2The Seller may at any time waive the Condition Precedent and such waived Condition Precedent shall then be deemed fulfilled as of delivery of such waiver to the Purchaser.
4.3The Purchaser and the Seller shall use their best endeavours (including any commercially reasonable efforts to assist and co-operate with the other and SÚKL) to procure that the Condition Precedent is satisfied as soon as possible and by the Longstop Date at the latest.
4.4If the Condition Precedent has not been satisfied on or before the Longstop Date, the Seller or the Purchaser may (without prejudice to their rights pursuant to Section 18) extend the Longstop Date by an additional one (1) month.
5.PRE-CLOSING OBLIGATIONS
5.1Seller Covenants
5.1The Seller undertakes to the Purchaser that in the period from the Signing Date until the Closing Date (the “Interim Period”), the Seller shall (except as otherwise expressly provided under this Agreement or with the prior written consent of the Purchaser):
5.1.1operate the Material Transferred Assets and any other Transferred Assets which the Seller reasonably considers to be critical for the operation of the Site: (i) in all material respects

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as carried out immediately before the Signing Date; and (ii) in accordance with all Laws and the Seller’s Manufacturing Licences;
5.1.2use reasonable endeavours towards the due assignment or transfer (as applicable) of the Transferred Contracts to the Purchaser with effect as of Closing, in each case to the extent applicable and provided for under Section 20;
5.1.3take all reasonable steps to preserve the Properties in their current condition and for their current use;
5.1.4not take any action which would result in, or otherwise cause, Material Damage or any action which is materially inconsistent with the provisions of this Agreement or the consummation of the Transaction;
5.1.5maintain all insurance policies relating to the insurance coverage of the Transferred Assets, including due payment of premiums;
5.1.6not dispose of, assign, transfer, permit any Encumbrance or otherwise change any of the Transferred Assets, or grant any third party right in respect of any of the Transferred Assets;
5.1.7subject to Section 20, not make any material changes to the terms of the Transferred Contracts (or terminate any Transferred Contract);
5.1.8not make any material changes to the terms of employment of the Transferred Employees (or terminate any Transferred Employee);
5.1.9not commence, or undertake to commence, employment with any new employee which would be transferred to the Purchaser together with the Transferred Employees as a result of the Transaction (Purchaser’s consent not to be unreasonably withheld);
5.1.10inform the Purchaser without undue delay in case of any termination of a Transferred Contract;
5.1.11inform the Purchaser without undue delay in case of any termination or resignation of any Transferred Employee; and
5.1.12forthwith terminate all discussions or other contact with third parties relating to any proposed sale or other disposal of any interest in the Transferred Assets.
5.2Section 5.1 shall not operate so as to restrict or prevent:
5.2.1the completion or performance of any actions required or undertaken in connection with the Transaction;
5.2.2any matter reasonably undertaken to comply with any requirement of applicable Law or any forthcoming change in applicable Laws (in each case, including any rules, guidelines, requests or requirements of any Governmental Authority); and
5.2.3any matter reasonably undertaken by the Seller in an emergency or disaster situation with the intention of minimising any adverse effect of such situation (provided that the Purchaser shall be kept fully informed of any actions taken).
5.2.4Material Damage
5.3The Seller shall notify the Purchaser of any facts or circumstances amounting to Material Damage without undue delay, but no later than within [***] after the Seller becomes aware of the relevant facts or circumstances. The Seller shall provide, subject to any limitations prescribed by the Laws, jointly with such notice reasonable details in writing and supporting documentation relating to such Material Damage available to the Seller.

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5.4If the Purchaser becomes aware of any facts that could reasonably lead to Material Damage, the Purchaser shall notify the Seller by a written notice without undue delay (and no later than [***] after the Purchaser becomes aware of the relevant facts or circumstances). The Purchaser shall provide, subject to any limitations prescribed by the Laws, jointly with such notice reasonable details in writing and supporting documentation to evidence that the Material Damage occurred to the extent available to the Purchaser.
5.5Within [***] after the notice pursuant to Section 5.3 or 5.4 is given to the other party, the Purchaser and the Seller shall meet to review and analyse the notice and the supporting information and documentation in order to conclusively determine whether Material Damage has occurred. Within a reasonable time, the Seller and the Purchaser shall use reasonable efforts to provide each other with all additional information which is available to it (including, as the case may be, such information as may be available to that party’s Affiliates), in each case as the other may reasonably request.
5.6Access
5.7During the Interim Period:
5.7.1the Seller shall, upon the Purchaser giving reasonable notice to the Seller, give reasonable access (subject to any reasonable confidentiality requirements of the Seller) to the Purchaser and its agents to the Properties, and all such information and documentation relating principally to the Transferred Assets, the Transferred Contracts (subject to any confidentiality obligations thereunder) and the Transferred Employees as the Purchaser shall reasonably require to allow for seamless integration of the Transferred Assets into the Purchaser’s intended operations after Closing, provided that the Seller shall not be obliged to disclose any information and/or documentation which is subject to privilege, any confidentiality obligation towards any third party or which the Seller cannot disclose under mandatory provisions of applicable Laws; and
5.7.2notwithstanding Section 5.6.1, the Purchaser shall not, without the prior written approval of the Seller (such consent not to be unreasonably withheld or delayed), interact with any of the Transferred Employees except as required by Law.
5.8Confirmation of Indebtedness
5.9The Seller shall [***] following the Signing Date duly apply for:
5.9.1a certificate of indebtedness concerning the Seller from the Czech Social Security Administration; and
5.9.2certificates of indebtedness concerning the Seller from each health insurance company with which the Transferred Employees were registered at any point within the period of five (5) years preceding the Closing Date and towards which payments of health insurance contributions have been made (or should have been made) by the Seller with respect to the Transferred Employees,
5.9.3and provide such certificates (or copies thereof) to the Purchaser without undue delay following their delivery to the Seller.
5.10Amendments to Transferred Assets, Transferred Contracts and Transferred Employees
5.11If, during the Interim Period, the Purchaser or the Seller wish to propose any amendments to the Transferred Assets, Transferred Contracts or Transferred Employees, the Purchaser or the Seller (as applicable) shall consider the amendments proposed by the other in good faith. Subject to Section 5.9:
5.11.1any modification to the Transferred Assets, Transferred Contracts and/or Transferred Employees shall require the agreement in writing of both the Seller and the Purchaser and such agreement shall operate to modify the Transferred Assets Schedule, the Transferred

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Contracts Schedule and/or the Transferred Employees Schedule in a corresponding manner, without the need to enter into a separate amendment to this Agreement;
5.11.2nothing in this Section 5.8 shall oblige the Purchaser or the Seller to agree to any amendments proposed under this Section 5.8 to the Transferred Assets, the Transferred Contracts or the Transferred Employees.
5.12The Purchaser may at its own discretion decide, by a written notice delivered to the Seller no later than on 9 December 2024, that a Transferred Contract marked with “B” in the column “Sec. 5.9” of the Transferred Contracts Schedule shall not be considered a Transferred Contract and shall be removed from the Transferred Contracts Schedule (each such Contract being a “Non-Transferring Contract”).
5.12.1Closing Disclosure Letter
5.13[***] prior to Closing, the Seller shall provide the Purchaser with a draft of the Closing Disclosure Letter.
5.13.1Additional Payment
5.14The Purchaser and the Seller acknowledge and agree that:
5.14.1the Purchaser has agreed to reimburse the Seller for the Seller’s costs (including, but not limited to, those listed in Schedule 5) in continuing to operate and maintain the Transferred Assets, Transferred Contracts and Transferred Employees from (and including) the Signing Date until (and including):
(a)the Closing Date (or, if Closing has not occurred by 30 December 2024 as a result of the Condition Precedent not having been satisfied or waived by the Seller on or prior to 30 December 2024, 30 December 2024); or
(b)the date of termination of this Agreement, if terminated in accordance with Section 18.2.1 or 18.2.2),
(c)in each case, up to a maximum aggregate amount of USD 3,500,000 per month (the “Additional Payment”).
5.15The payment of the Additional Payment by the Purchaser in accordance with the terms of this Agreement satisfies the Purchaser’s obligation to cover such costs.
5.16The Seller shall draw up a statement (the “Estimated Additional Payment Statement”) estimating the amount of the Additional Payment (the “Estimated Additional Payment”) and deliver such Estimated Additional Payment Statement to the Purchaser (together with reasonable supporting information for the Seller’s calculation of the Estimated Additional Payment):
5.16.1[***] prior to the anticipated Closing Date; or
5.16.2if this Agreement is terminated by the Seller in accordance with Section 18.2.1 or 18.2.2, together with notice of such termination.
5.17The Estimated Additional Payment shall be payable by the Purchaser to the Seller:
5.17.1on the Closing Date, in accordance with Section 6; or
5.17.2if this Agreement is terminated accordance with Section 18.2.1 or 18.2.2, within [***] of termination.
5.18The Estimated Additional Payment shall be subject to a post-Closing adjustment (if required) pursuant to Section 7.5.

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5.18.1Letter to Employees
5.19The Purchaser and the Seller shall:
5.19.1no later than on the Business Day immediately following the Signing Date, inform the Transferred Employees of the contemplated Transaction by jointly signing and sending the Letter to Employees to the Transferred Employees via email sent by a Seller’s authorized representative, whereas a confirmation by email from the Seller to the Purchaser that the Letter to Employees has been sent will be regarded as definitive evidence of the same;
5.19.2convene, using the email sent pursuant to Section 5.16.1, a physical meeting of the Transferred Employees to be held on the Site no later than two (2) Business Days after the Signing Date; and
5.19.3no later than two (2) Business Days after the Signing Date, hold a meeting of all Transferred Employees (to the extent possible) on the Site, during which the Transferred Employees shall be notified of the contemplated Transaction in detail corresponding to that provided for in the Letter to Employees.
5.19.4Commercial Documents and Schedules
5.20The Purchaser and the Seller shall co-operate in good faith to negotiate and agree, within [***] following the Signing Date or such later date as may be agreed in writing between the Purchaser and the Seller:
5.20.1the definitive terms of the Reverse Transitional Services Agreement (to include the services set out in the Services Exhibit applicable to the Reverse Transitional Services Agreement), which shall substantially reflect the terms and conditions of the Transitional Services Agreement and, if not yet addressed in the Transitional Services Agreement, customary terms that would be included in an agreement of this nature;
5.20.2the definitive terms of the services schedules to form part of the Quality Services Agreement, such services to at least include those applicable to the Quality Services Agreement in the Services Exhibit; and
5.20.3the definitive terms of the services schedules to form part of the Transitional Services Agreement, such services to at least include those applicable to the Transitional Services Agreement in the Services Exhibit.
5.21If the Purchaser and the Seller are unable to agree (i) the Reverse Transitional Services Agreement, (ii) the services schedules to the Quality Services Agreement, and/or (iii) the services schedules to the Transitional Services Agreement by Closing, then:
5.21.1the Purchaser and Seller undertake to enter into an interim framework Reverse Transitional Agreement at Closing reflecting the terms of Sections 5.17 and including the reverse transitional services set out in the Services Exhibit, and the obligations of the Purchaser and Seller at Section 6.2.7 shall be amended accordingly;
5.21.2the Purchaser and Seller undertake to enter into the Quality Services Agreement and Transitional Services Agreement at Closing, including the services set out in the Services Exhibit applicable to the Quality Services Agreement and Transitional Services Agreement (respectively), and the obligations of the Purchaser and the Seller at Sections 6.2.6 and 6.2.8 (respectively) shall be amended accordingly; and
5.21.3following Closing, the Purchaser and Seller undertake to work together in good faith and acting reasonably to agree the final forms of such agreements and, where necessary, to amend and restate the form of such agreement entered into at Closing. For the avoidance

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of doubt, this Section 5.18 shall not apply where the Purchaser and Seller have agreed the terms of such agreements pursuant to Section 5.17 (or at any time prior to Closing).
6.CLOSING
6.1Closing shall take place at the offices of Baker & McKenzie s.r.o., advokátní kancelář in Prague on:
6.1.130 December 2024 (subject to the satisfaction or waiver of the Condition Precedent by 27 December 2024); or
6.1.2if the Condition Precedent has not been satisfied (or waived) by 27 December 2024, the date which is five (5) Business Days after the date on which the Condition Precedent has been satisfied or waived,
6.1.3such date (or on such other date and at such other place as may be agreed by the Purchaser and the Seller in writing) being the “Closing Date”.
6.2On the Closing Date, the following acts shall be performed and documents delivered or executed:
6.2.1the Seller shall provide the Purchaser with an extract from the Register of Pledges (in Czech: rejstřík zástav) confirming that as of the Business Day immediately preceding the Closing Date, no Encumbrance has been created or permitted to be created over the business enterprise of the Seller;
6.2.2the Seller shall provide the Purchaser with an extract from the Cadastral Register (in Czech: katastr nemovitostí) confirming that as of the Business Day immediately preceding the Closing Date, no Encumbrance (other than a Permitted Encumbrance) has been created or permitted to be created over the Properties;
6.2.3the Seller shall provide the Purchaser with a written resolution of the sole shareholder of the Seller approving the Transaction;
6.2.4the Purchaser shall provide the Seller with a written resolution of the sole shareholder of the Purchaser approving the Transaction;
6.2.5the Seller shall provide the Purchaser with the Closing Disclosure Letter duly executed by the Seller;
6.2.6the Purchaser and the Seller shall jointly execute two (2) counterparts of the Quality Services Agreement;
6.2.7the Purchaser and the Seller shall jointly execute two (2) counterparts of the Reverse Transitional Services Agreement;
6.2.8the Purchaser and the Seller shall jointly execute two (2) counterparts of the Transitional Services Agreement;
6.2.9the Purchaser and the Seller shall jointly execute two (2) counterparts of the Escrow Agreement and the Purchaser shall procure (to the extent within its powers to do so) the entry into the Escrow Agreement by the Escrow Agent;
6.2.10the Purchaser and the Seller shall jointly execute four (4) counterparts of the Agreement on Transfer of Properties with their signatures thereon verified;
6.2.11the Purchaser and the Seller shall jointly execute a petition for registration of the Purchaser’s ownership right to the Properties with the Cadastral Register (the “Petition”);
6.2.12the Seller shall provide the Purchaser with two (2) executed counterparts of the Agreement on Transfer of Properties,

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6.2.13and in respect of each of the documents referred to in Sections 6.2.3 to 6.2.12, the relevant parties shall hold each document to the order of the signing or delivering party until such time as the payments referred to in the remainder of this Section 6.2 have been received by the recipient;
6.2.14the Purchaser shall pay (or procure the payment of) the Closing Payment to the Seller’s Bank Account;
6.2.15the Purchaser shall pay (or procure the payment of) the Estimated Additional Payment to the Seller’s Bank Account; and
6.2.16the Purchaser shall pay (or procure the payment of) the Holdback Amount to the Escrow Account.
6.3Simultaneously with:
6.3.1the delivery of all documents and items required to be delivered pursuant to Section 6.2;
6.3.2the receipt of the payments referred to in Sections 6.2.13, 6.2.14 and 6.2.15 by the applicable recipient; and
6.3.3the performance of all other obligations required to be performed at Closing, all such documents, items and payments shall cease to be held to the order of the person delivering or making them and Closing shall be deemed to have taken place.
6.4Immediately upon Closing (and on the Closing Date):
6.4.1the Seller and the Purchaser shall inform the Escrow Agent that Closing has taken place in accordance with the terms of the Escrow Agreement; and
6.4.2the Purchaser shall file the Petition together with the Agreement on the Transfer of Properties to the respective cadastral office in order to register the transfer of ownership right to the Properties from the Seller to the Purchaser.
6.5Promptly following Closing, the Seller and the Purchaser shall acknowledge (for evidentiary purposes only) that the Closing has taken place in line with Section 6.3 by jointly signing two (2) counterparts of the Closing Confirmation.
6.6No party shall be obliged to complete the Closing unless all of the obligations of the respective other party which are to be performed before or on Closing are performed in accordance with the terms of this Agreement.
6.7If for any reason the Closing does not occur (or shall be deemed not to have occurred) any action taken shall be deemed not to have occurred and the parties shall take all action necessary to restore themselves to their respective positions prior to such actions having been taken.
7.POST-CLOSING OBLIGATIONS
7.1As soon as is practicable following Closing, the Seller shall deliver all Records not already present in or at the Properties to the Purchaser, except that (i) nothing in this Section shall require the Seller to provide (A) any Records which are subject to legal professional privilege or which would be in breach of any confidentiality obligations that are binding on the Seller; or (B) any documentation relating to the acquisition of the Seller by (indirectly) the Seller Guarantor; and (ii) the Purchaser acknowledges and agrees that the Seller shall be entitled to retain copies of the Records as it may require for Tax or accounting purposes.
7.2As soon as practicable following Closing (and no later by the 17th calendar day of the month following Closing), the Seller shall submit the Tax Letter, along with the VAT return for the taxing period during which Closing has occurred, to the relevant Taxing Authority.

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7.3Additional Payment
7.4Within [***] after:
7.4.1the Closing Date; or
7.4.2the date of termination, if this Agreement is terminated in accordance with Section 18,
7.5the Seller shall draw up a statement (the “Actual Additional Payment Statement”) setting out the actual amount of the Additional Payment (the “Actual Additional Payment”) and deliver such Actual Additional Payment Statement to the Purchaser (together with reasonable supporting information for the Seller’s calculation of the Actual Additional Payment).
7.6The Purchaser shall have [***] from the date of receipt of the Actual Additional Payment Statement to either:
7.6.1notify the Seller that it agrees with the Actual Additional Payment Statement; or
7.6.2send to the Seller a revised Actual Additional Payment Statement. If the Seller does not agree with the Purchaser’s revised Actual Additional Payment Statement, either party may refer the amount of the Actual Additional Payment for determination by an Expert (with the appointment and determination to be made in the same manner as is set out in Schedule 4).
7.7If the Actual Additional Payment (as agreed or determined pursuant to Section 7.4) is:
(a)less than the Estimated Additional Payment, the Seller shall pay to the Purchaser an amount equal to the difference within [***] of agreement or determination; or
(b)more than the Estimated Additional Payment, the Purchaser shall pay to the Seller an amount equal to the difference within [***] of agreement or determination; or
(c)equal to the Estimated Additional Payment, no further payments by either the Purchaser or the Seller in respect of the Additional Payment shall be required.
7.8Notwithstanding any of the foregoing provisions, the parties expressly acknowledge and agree that the Additional Payment shall in no case exceed the amount of USD 3,500,000 per month.
7.9Transferred Contracts
7.10The Seller and the Purchaser shall comply with their obligations in relation to the Transferred Contracts in accordance with Section 20.
7.11Insurance Payouts
7.12The Seller undertakes to forward to the Purchaser any insurance monies received by the Seller from an insurer after the Signing Date in respect of any insured event wholly or exclusively relating to (and to the extent received in respect of) the Transferred Assets (net of any Tax incurred by the Seller and any reasonably incurred costs and expenses (including legal and any other advisory fees)) within [***] of the later of: (i) the Closing Date, and (ii) the date of receipt of such insurance monies by the Seller.
7.13The Seller’s undertaking in Section 7.8 shall apply notwithstanding that the amount of any insurance monies to be paid to the Purchaser in accordance with Section 7.8 is in excess of the monetary cap on the Seller’s liability set out at Section 15.2.
7.14Upon the Seller forwarding to the Purchaser any insurance monies in accordance with Section 7.8:

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(a)the Seller shall not be liable in respect of any claim under this Agreement (including, but not limited to, in connection with any Warranty Claim or indemnity claim under Section 15) to the extent of the amount of insurance monies so paid by the Seller to the Purchaser;
(b)the Seller shall have no liability in excess of any monetary cap set out in this Agreement;
(c)such insurance monies so paid to the Purchaser shall count towards any monetary cap on the Seller’s liability under this Agreement.
7.15Return of documents
7.16Without prejudice to Section 22, if Closing does not take place or if this Agreement is terminated in accordance with its terms, the Purchaser undertakes to the Seller that it shall promptly hand over, or procure the handing over to the Seller of, all accounts, records, documents and papers of or relating to any of the Seller, the Transferred Assets, the Transferred Contracts and the Transferred Employees which have been made available to it (to the extent within its control to do so), and that it shall remove copies of such materials from any computer device belonging to the Purchaser or destroy copies of such materials if in physical form (and procure, to the extent within its powers to do so, the removal and/or destruction of the same by any of its Affiliates and advisers).
7.16.1Release from Assumed Liabilities, Seller guarantees and removal of Seller’s name
7.17The Purchaser undertakes that, after Closing, it shall use its reasonable efforts to procure (to the extent within its power to do so) the release of, and discharge in full of, the Seller or any Affiliate of the Seller from all Assumed Liabilities, and any guarantee or indemnity given by the Seller or any Affiliate of the Seller in connection with any of the Transferred Assets or Transferred Contracts where such release has not already been procured at Closing. From Closing, the Purchaser shall indemnify and hold harmless the Seller and each Affiliate of the Seller from any and all costs, claims and liabilities arising under any such guarantee or indemnity to the extent such costs, claims and liabilities relate to the Assumed Liabilities and have arisen after the Closing Date and the Purchaser shall execute and deliver or take any other action as the Seller may reasonably request in order to effect the same.
7.18Except to the extent required by the Seller and/or Purchaser in connection with the Quality Services Agreement and the services required thereunder, the Purchaser undertakes to the Seller to procure that, as soon as reasonably practicable after the Closing Date (and in any event within [***] therefrom), the name of the Seller, any Affiliate of the Seller and anything which incorporates the use of the word “Novavax” is removed from the Properties and the Transferring Assets.
7.19Maintenance of Records
7.20For a period stipulated by the relevant Laws, however, in any case for at least [***] from the Closing Date, the Purchaser shall:
7.20.1preserve and maintain all Records and any additional documents or information relating to the Transferred Assets, Transferred Contracts and Transferred Employees which pertains to the period prior to the Effective Time; and
7.20.2make all such Records and additional documentation or information available for inspection by the Seller and to permit the Seller to have reasonable access during normal working hours to, and to take copies of, such Records, documentation and information and to otherwise provide reasonable information and assistance to the Seller, in each case to the extent reasonably required by the Seller for any tax, regulatory or accounting purposes or to comply with any applicable Laws or requirements of any Governmental Authority; except that nothing in this Section shall require the Purchaser to provide access to or copies of any Records which are subject to legal professional privilege or which would be in breach of any confidentiality obligations that are binding on the Purchaser.

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7.21The Purchaser and the Seller shall at all times provide each other with any and all assistance necessary for due meeting of the post-Closing obligations stipulated in this Section 7, and shall keep each other reasonably informed of their progress.
8.EMPLOYMENT MATTERS
8.1The Purchaser and the Seller acknowledge and agree that, in compliance Sections 338(2) and (3) of the Labour Code, all the Seller’s employment relationships existing between the Seller and the Transferred Employees with all rights and obligations arising therefrom will be transferred to the Purchaser by operation of law with effect from Closing (to the extent that such Transferred Employees are employed by the Seller at the Effective Time). The Purchaser and the Seller shall use all reasonable efforts to effectively transfer the employment of the Transferred Employees to the Purchaser on the Closing Date, including but not limited to:
8.1.1signing and delivering the Letter to Employees as required by Section 5.16.1; and
8.1.2at any time prior to Closing, taking any other necessary steps to duly inform and consult with (if applicable) the Transferred Employees in accordance with Section 280 and 339 of the Labour Code.
8.2The Seller and the Purchaser shall provide each other with such information as they may reasonably request in writing as is reasonably necessary for the Seller and the Purchaser to comply with any legal requirement to consult with any of the Transferred Employees or any relevant employee representatives.
8.3All payments, costs, expenses and outgoings in relation to each Transferred Employee (the “Charges”) shall be apportioned on a time basis so that the part of the Charges accruing in the period up to close of business on the Closing Date shall be borne and discharged by the Seller and the part of the Charges accruing in the period commencing on the day after the Closing Date shall be borne and discharged by the Purchaser. Any accrued and unused paid time off of a Transferred Employee that is carried forward to any period after the Closing Date in accordance with applicable Laws shall be made available or compensated to such Transferred Employee by the Purchaser without any recourse to the Seller.
8.4Payments made after the Closing Date in respect of Charges that have accrued prior to the Closing Date will be prorated. Within [***] of receiving an invoice from the Purchaser detailing the prorated Charges that are the responsibility of the Seller in terms of Section 8.3, the Seller will reimburse the Purchaser for that amount.
8.5The Purchaser shall use all commercially reasonable efforts to maintain the employment and availability, of such amount of Persons qualifying as QPs, including for such period after the Closing Date, and in each case as may be required by any Governmental Authority, regardless of whether they are listed on the Seller’s Manufacturing Licences on the date hereof, to perform work for the Seller or any of its Affiliates in support of the Seller’s Manufacturing Licences and/or the services to be provided pursuant to the terms of the Quality Services Agreement, provided that such assignments will not take up more than [***] of any such employee’s working capacity calculated over a period of [***].
8.6During the term of the Quality Services Agreement, the Purchaser shall promptly notify the Seller upon any QP of the Purchaser ceasing to be employed by the Purchaser.
9.TAX MATTERS
9.1The Seller and the Purchaser reasonably consider that, and intend to take the position that, the Transaction qualifies as a transfer of a going concern for VAT purposes, within the meaning of Sections 13(7)(a) and 14(5)(a) of the VAT Act, as a consequence of which the Transaction shall not be subject to VAT and the Purchaser confirms that it intends to continue operating the Transferred Assets, Transferred Contracts and Transferred Employees as a going concern following Closing.

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9.2If, notwithstanding the position of the Purchaser and Seller pursuant to Section 9.1, (i) any relevant Taxing Authority determines (in the form of a request, letter or any other communication delivered to the Seller) that the Transaction qualifies as a supply of goods or services within the meaning of Sections 13(1) and/or 14(1) of the VAT Act, or (ii) the Seller or the Purchaser are advised (such advice taking into account reasonable comments from the other party) that the Transaction qualifies as such a supply of goods or services, as a consequence of which the Transaction shall become subject to VAT:
9.2.1the Seller shall, as soon as reasonably practicable, inform the Purchaser (i) about any communication received from the Taxing Authority to this end and forward a copy of such communication to the Purchaser, or (ii) about any such advice;
9.2.2the Seller shall respond to any communication received from the Taxing Authority concerning this matter only after prior consultation of such response with the Purchaser, and shall reflect of all reasonably suggested comments and reasonable mark-ups of the text from the Purchaser in any communications with the Taxing Authority (unless the Seller has received advice from its tax or accounting advisers that to do so would be prejudicial to the Seller);
9.2.3the Purchaser shall pay such VAT to the Seller within [***] following the receipt of a valid VAT invoice issued by the Seller, but only to the extent such VAT was not previously paid to the Tax Authorities by the Purchaser in accordance with Section 109 of the VAT Act and such payment eliminates the Seller’s obligation to account for VAT; and
9.2.4subject to receipt thereof from the Purchaser pursuant to Section 9.2.3, the Seller shall pay any owed VAT to the relevant Taxing Authority without undue delay.
9.3The Purchaser and the Seller shall use all reasonable efforts to satisfy any relevant Tax compliance obligations under the applicable Laws without undue delay. Subject to Section 9.2, this undertaking of the Purchaser and Seller shall include, without limitation to, all necessary cooperation between them as well as with the relevant Taxing Authority, as the case may be, to ensure, to the extent permitted by Law, that the Transaction is treated as a transfer of a going concern within the meaning of Sections 13(7)(a) and 14(5)(a) of the VAT Act, and not as a supply of goods or services within the meaning of Sections 13(1) and 14(1) of the VAT Act.
9.4Without prejudice to any other provision of this Agreement, all payments stipulated by this Agreement are exclusive of VAT (if any) thereon.
9.5The Purchaser agrees to indemnify (on an after-Tax basis) the Seller and its Affiliates on demand, on a CZK for CZK basis, for any interest and penalties (in Czech: úrok z prodlení a penále) or similar, payable by the Seller or its Affiliates as a result of the determination by such Taxing Authority that the Transaction is subject to VAT. If:
9.5.1any breach of the Seller’s obligation under Section 9.2.4; or
9.5.2the Seller’s failure to respond in a timely manner to any request from the Taxing Authority following provision by the Purchaser of such comments or mark-ups as are detailed in Section 9.2.2 within a reasonable timeframe,
9.5.3(as applicable) increases a Liability payable by the Purchaser under this Section, the Purchaser shall not be liable to the extent of such increase.
9.6Any undertaking in this Agreement to indemnify a person against or reimburse a person for any liability, loss, damage, cost, charge or expense includes an undertaking to pay any amount in respect of irrecoverable VAT which the indemnified or reimbursed person has incurred in respect of that liability, cost, charge or expense.

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9.7The Seller and the Purchaser are of the view that the Transaction is not subject to any Transfer Tax. Any Transfer Taxes eventually incurred in any jurisdiction in connection with this Agreement or the conveyance of the Transferred Assets, the Transferred Contracts or the Transferred Employees (if any) shall be borne and paid by the Purchaser when due. The Purchaser shall reimburse the Seller for any Transfer Taxes incurred or paid by the Seller within [***] of receiving a written demand for reimbursement of such Transfer Tax.
9.8For the purpose of determining the portion of any gain or loss recognized by the Seller upon the sale of the assets pursuant to this Agreement, the Purchase Price and any other amounts treated as consideration for applicable Tax purposes allocable to the Transferred Assets, the Transferred Contracts and the Transferred Employees shall be allocated among the assets as set out in Schedule 6 (the “Allocation”). The parties agree to timely file all Tax returns in accordance with the Allocation and none of the parties shall, and shall procure that none of their respective Affiliates shall, take any position, in connection with any Tax return, audit, financial statement or otherwise, which is inconsistent with the Allocation, unless required to do so by applicable Law.
10.REGULATORY MATTERS
10.1Pre-Closing
10.1During the Interim Period, the Seller and the Purchaser shall cooperate in good faith with each other and with the Governmental Authorities, including SÚKL, to achieve Closing. This cooperation shall include, but is not limited to:
10.1.1assisting each other in complying with any regulatory requirements related to the Transaction;
10.1.2providing each other with any technical and other documentation concerning the Transferred Assets and required from the concerned party in order to successfully apply for, obtain, and maintain its Manufacturing Licences;
10.1.3providing reasonable assistance to each other in preparing and submitting any necessary filings, applications, notifications, submissions or responses to Governmental Authorities, including with respect to Manufacturing Licences, and to work collaboratively to address any observations, questions, issues or concerns that may arise. The Seller and the Purchaser shall work collaboratively to address any observations, questions, issues, or concerns that may arise, including promptly informing and coordinating responses to any such matters from Governmental Authorities, including during regulatory inspections; and
10.1.4promptly informing each other of any information, event, or circumstance that may reasonably be expected to impact the Transaction or other parties’ interests including notifications of any communications from Governmental Authorities and any Material Damage that could impact the issuance of any Manufacturing Licence or the Closing.
10.1.5Post-Closing
10.2Following Closing, the Seller and the Purchaser agree (i) to continue their cooperation; and (ii) that the obligations set forth under Section 10.1 shall extend and continue for the term specified in the Quality Services Agreement, unless agreed otherwise and in writing between the Seller and the Purchaser.
10.3The Purchaser shall apply for an MIA, and any other required Manufacturing Licences, with SÚKL and any other relevant Governmental Authorities, as soon as reasonably practicable following Closing. The application shall cover (and be limited to) the following activities: Human Medicinal Products: quality control testing, quality control testing of imported medicinal products, storage of raw materials and batch confirmation (and such other activities that the Seller reasonably substantiates to the Purchaser as being required to permit the Purchaser to perform its obligations under the Quality Services Agreement). The Seller shall have the right to review and

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comment on the Purchaser’s application for an MIA pursuant to this Section 10.3 and any other Manufacturing Licences, but only to the extent of the aforementioned activities.
10.4The Purchaser shall use all commercially reasonable efforts (including in the period prior to the Closing Date) to comply with the following timeframes in relation to any such application for a Manufacturing Licence from SÚKL (assuming Closing has occurred on 30 December 2024):
10.4.1By 15 January 2025: Submission of the application for an MIA, and any other Manufacturing Licences (if required), of such scope as is necessary for the services to be provided by the Purchaser to the Seller after Closing under the terms of the Quality Services Agreement,
10.4.2In February 2025: Inspection of the Site by SÚKL,
10.4.3By 31 March 2025: Manufacturing Licence(s) to be granted,
10.4.4and the Purchaser shall keep the Seller reasonably informed at all times of any updates relating to any such application for a Manufacturing Licence, including any correspondence with SÚKL and any other Governmental Authorities, and shall without undue delay notify the Seller if it becomes aware of any circumstances which may delay the abovementioned timeframes. If Closing has not occurred by 30 December 2024 and is delayed in a manner that prevents compliance with the timeframes set forth in Sections 10.4.1 to 10.4.3, the Purchaser undertakes to submit the application for the MIA, and any other required Manufacturing Licences, as soon as reasonably practicable following such delayed Closing and with the aim of having the MIA, and any other required Manufacturing Licences, granted as soon as practicable thereafter.
10.5The Purchaser shall not take any action (or omission) that would be reasonably expected to adversely prejudice SÚKL’s decision to grant the Manufacturing Licence.
10.6The Seller shall take all steps required to assist the Purchaser in complying with the actions under Sections 10.3 and 10.4.
10.7Once the Purchaser has received any such Manufacturing Licences from a Governmental Authority, the Purchaser shall, at its own cost, maintain the Manufacturing Licences in accordance with applicable Laws, the terms of such Manufacturing Licences and the terms of the Quality Services Agreement. The Purchaser agrees to provide the Seller with a copy of the Manufacturing Licences.
10.8Unless agreed otherwise in writing with the Seller, the Purchaser shall use commercially reasonable efforts to maintain the QC Lab for the duration of the term specified in the Quality Services Agreement to materially the same standard and scope to which it was maintained in the twelve (12) months prior to Closing. The Purchaser shall ensure compliance with all applicable Laws, the terms of the MIA, and any other Manufacturing Licences. The Purchaser shall, upon the Seller giving reasonable notice to the Purchaser and at the Seller’s costs, provide the Seller with reasonable access to the Site and relevant documentation to verify compliance with this provision.
11.IP MATTERS
11.1Solely to the extent that any ownership right of the Seller to any copyright in the software (including the source code and any related documentation) written by a Transferred Employee during his or her employment with the Seller, and included in the DeltaV automation platform (the “DeltaV Employee Code”), cannot transfer to the Purchaser by operation of law and/or is not transferred as a part of the Transferred Intellectual Property, the Seller hereby grants to the Purchaser a royalty-free, unlimited, worldwide, exclusive (including as against the Seller), irrevocable, sub-licensable license to exercise, use, and exploit the DeltaV Employee Code to the extent of, and for the duration of, such right (the “Licence”).

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11.2The Seller shall provide the Purchaser with access to the DeltaV Employee Code without undue delay after the Closing Date.
11.3For the avoidance of doubt, the Licence shall not apply to any prior art included in the DeltaV system that was not created by a Transferred Employee during his or her employment with the Seller.
12.RESTRICTIVE COVENANTS
12.1The Seller covenants to the Purchaser and any Affiliate of the Purchaser that, except (i) with the Purchaser’s prior written consent; or (ii) in accordance with the terms of Section 8.5 and/or the Quality Services Agreement, the Seller will not, either on its own account or in conjunction with or on behalf of any other Person, for the period of [***] after the Closing Date, solicit or entice away from the Purchaser, offer employment to or employ, or offer to conclude any contract of services with, any Transferred Employee (whether or not that Transferred Employee would commit a breach of contract by reason of leaving that employment or engagement).
12.2The restrictions contained in Section 12.1 shall not preclude the Seller from employing any Transferred Employee who responds to a good faith general employment advertisement or recruitment effort not specifically aimed at that person or employees of the Purchaser.
12.3The Seller shall procure that each Affiliate of the Seller shall be bound by and observe the provisions of this Section 12 as if it was a party covenanting to the Purchaser on the same terms.
13.PURCHASER’S WARRANTIES AND UNDERTAKINGS
13.1The Purchaser warrants to the Seller in the terms set out in Schedule 1 (the “Purchaser’s Warranties”) as at:
13.1.1the Signing Date; and
13.1.2the Effective Time.
13.2The Purchaser’s liability for breach of warranties set out in Schedule 1 is limited to those expressly set forth in this Agreement and the Seller shall be entitled to demand a sum equal to the amount which would be necessary to put the Seller into the financial position which would have existed had there been no breach by the Purchaser.
13.3The Purchaser acknowledges that the Seller has entered into this Agreement on the basis of and in reliance upon (among other things) the Purchaser’s Warranties.
13.4The Purchaser shall not be entitled to raise as a defence to a claim by the Seller under this Agreement the fact that it had relied on information provided by any of its officers, employees, contractors, workers or agents (including advisers).
13.5The Purchaser acknowledges and agrees that except in the case of fraud and without prejudice to any matter agreed in the Transaction Documents, it has no rights or remedies against and shall not bring or make any claim, proceeding, suit or action in connection with any of the transactions contemplated in any of the Transaction Documents against any provider of investment or finance to the Seller or its Affiliates, or the Seller’s or any of the Seller Affiliate’s current or former directors, officers, employees, agents, consultants, advisers, auditors and accountants (each of whom shall be entitled to enforce this Section 13.5 under the Contracts (Rights of Third Parties) Act 1999), and the Purchaser hereby irrevocably releases, waives, forfeits and/or extinguishes any such claim, proceeding, suit or action.
14.SELLER’S WARRANTIES
14.1Except as Fairly Disclosed, the Seller warrants (solely in respect of itself) to the Purchaser in the terms set out in Schedule 2 (the “Seller’s Warranties”) as at:
14.1.1the Signing Date; and

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14.1.2the Effective Time (and for these purposes only, any reference made to the date of this Agreement (whether express or implied) and prior to Closing in any of the Seller’s Warranties shall be construed as a reference to the Effective Time, save for references to the contents of the Data Room).
14.2The Seller acknowledges that the Purchaser has entered into this Agreement on the basis of and in reliance upon (among other things) the Seller’s Warranties.
14.3Each of the Seller’s Warranties shall be separate and independent and, save as expressly provided to the contrary in this Agreement, shall not be limited by reference to or inference from any other Seller’s Warranty or anything in this Agreement.
14.4The Seller shall not be entitled to raise as a defence to a claim by the Purchaser under this Agreement the fact that it had relied on information provided by any of its officers, employees, contractors, workers or agents (including advisers), unless such information is Fairly Disclosed.
14.5Subject to the limitations set out in Schedule 3, the Seller undertakes that if a breach of any of the Seller’s Warranties occurs, the Purchaser’s remedies in connection with such breach shall be limited to those expressly set forth in this Agreement and the Purchaser shall be entitled to demand a sum equal to the amount which would be necessary to put the Purchaser into the financial position which would have existed had there been no such breach.
14.6The Seller’s liability for Warranty Claims shall be subject solely to the limitations and other provisions set out in Schedule 3 and Section 1.2.8.
14.7The Seller acknowledges and agrees that except in the case of fraud and without prejudice to any matter agreed in the Transaction Documents, it has no rights or remedies against and shall not bring or make any claim, proceeding, suit or action in connection with any of the transactions contemplated in any of the Transaction Documents against any provider of investment or finance to the Purchaser or its Affiliates (other than the Purchaser Guarantor in accordance with the terms of this Agreement), or the Purchaser’s or any of the Purchaser’s Affiliate’s current or former directors, officers, employees, agents, consultants, advisers, auditors and accountants (each of whom shall be entitled to enforce this Section 14.7 under the Contracts (Rights of Third Parties) Act 1999), and the Seller hereby irrevocably releases, waives, forfeits and/or extinguishes any such claim, proceeding, suit or action.
15.SPECIFIC INDEMNITIES
Seller Indemnities
15.1Notwithstanding the Seller’s liability for Warranty Claims, the Seller shall, in line with the general principle of ‘our watch, your watch’ concerning the allocation of Liabilities agreed upon between the Purchaser and Seller, indemnify and hold the Purchaser harmless from any and all Losses arising from or in connection with:
15.1.1any Excluded Assets and Liabilities;
15.1.2any Liabilities for any Harm, breach of Environmental Laws or breach of Environmental Permits concerning, related to or caused by any of the Transferred Assets, to the extent the underlying acts, omissions, facts, circumstances or claims arose in the period prior to the Effective Time (the “Environmental Indemnity”);
15.1.3any damage to the Transferred Assets (including, for the avoidance of doubt, any Material Damage) to the extent the underlying acts, omissions, facts, circumstances or claims arose during the Interim Period, provided that, the obligation of the Seller to indemnify and hold the Purchaser harmless under this Section 15.1.3 shall not arise unless and until the Closing has occurred and the aggregate amount of such damage exceeds [***];
15.1.4any claim (excluding any claim relating to the Environment) of a third party (not an Affiliate of the Purchaser) or Governmental Authority relating to the operation of the

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Transferred Assets in the period prior to the Effective Time in respect of any act or omission or breach of obligation of the Seller or any Affiliate of the Seller;
15.1.5a breach of any Transferred Contract or any contract with any Transferred Employee by the Seller or any Affiliate of the Seller in the period prior to the later of (i) the Effective Time, and (ii) the date when the Purchaser becomes a party (including by novation) to the respective Transferred Contract, in each case except to the extent that such breach was at the direction of, or caused by, the Purchaser or any Purchaser’s Affiliate;
15.1.6any Liabilities pertaining to the Transferred Employees in the period prior to the Effective Time in connection with the Seller’s acts or omissions;
15.1.7any Tax Liability relating to any of the Transferred Assets, Transferred Contracts or Transferred Employees, resulting from or by reference to any income, profits or gains earned, accrued or received, expenses accrued or paid and any payments made before the Effective Time or any fact, matter, event or circumstance occurring before the Effective Time, in each case except to the extent that the Liability in question would not have arisen but for a voluntary act or omission of the Purchaser or any of its Affiliates; and
15.1.8any VAT imposed upon the Purchase Price and paid by the Purchaser as guarantor in accordance with Section 109 of the VAT Act, but only in circumstances where and to the extent that the Liability arises by reason of the Seller failing to account promptly to the relevant Taxing Authority for VAT following the Purchaser paying such VAT to the Seller in accordance with Section 9.2.3.
15.2The maximum aggregate liability of the Seller for all indemnification claims made by the Purchaser under Section 15.1.3 shall not exceed USD [***].
15.3The Seller shall not have any liability in respect of any indemnification claim made by the Purchaser:
15.3.1under the Environmental Indemnity unless notice of such claim shall have been delivered to the Seller by the Purchaser by no later than on the date which is [***] after the Closing Date; and
15.3.2under Sections 15.1.3 through 15.1.8, or the Specified Perimeter Indemnities, unless notice of such claim shall have been delivered to the Seller by the Purchaser by no later than on the date which is [***] after the Closing Date;
15.3.3whereas, for the avoidance of doubt, the parties expressly acknowledge and agree that no time limitation shall apply to any indemnification claims made by the Purchaser under Section 15.1.1.
15.4Where the action (or inaction) of the Purchaser has caused, contributed to, increased or exacerbated a Liability which is capable of an indemnity claim by the Purchaser under this Section 15, the Seller shall not be liable to the extent of such Purchaser cause, contribution, increase or exacerbation.
15.5Purchaser Indemnities
15.6The Purchaser shall, in line with the general principle of ‘our watch, your watch’ concerning the allocation of Liabilities agreed upon between the Purchaser and Seller, indemnify and hold the Seller and the Seller’s Affiliates harmless from any and all Losses arising from or in connection with the following matters:
15.6.1the Assumed Liabilities;
15.6.2the operation of the Transferred Assets relating to the period after Closing (including, but not limited to, any and all claims by third parties, including Governmental Authorities);

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15.6.3any Liabilities pertaining to the Transferred Employees relating to the period from Closing, including any accrued but unpaid Tax, compensation, bonuses, benefits, pension contributions and equity compensation as well as any employee claims arising in connection with the Purchaser’s acts or omissions, including with respect to the termination by the Purchaser of a Transferred Employee;
15.6.4the resignation by a Transferred Employee, prior to the Effective Time, as a result of a change to the terms and conditions of employment or working conditions by the Purchaser to apply to that Transferred Employee from Closing; and
15.6.5 a breach of any Transferred Contract or any contract with any Transferred Employee by the Purchaser relating to the period from Closing.
15.7Where the action (or inaction) of the Seller has caused, contributed to, increased or exacerbated a Liability which is capable of an indemnity claim by the Seller under this Section 15, the Purchaser shall not be liable to the extent of such Seller cause, contribution, increase or exacerbation.
16.APPORTIONMENTS, PREPAYMENTS AND BOOK DEBTS
Apportionments and Prepayments
16.1Save as otherwise expressly set out in this Agreement, any Loss or Liabilities whatsoever relating to the Transferred Assets, Transferred Contracts and Transferred Employees arising in respect of or by reference to both the periods before and after Closing (including periodical charges and outgoings including rents, rates, non-customer rebates, gas, electricity, telephone and water charges and all Liabilities in relation to salaries, wages, entitlement to paid holiday, employee bonus or commission, expenses, social and health insurance of employees, and pension contributions and Tax Liabilities arising in respect of any of the foregoing) shall be apportioned by reference to the number of days in the period in respect of which they are payable so that such part of the relevant charges attributable to the period ending on the day immediately prior to the Closing Date shall be borne by the Seller and such part of the relevant charges attributable to the period commencing on the Closing Date shall be borne by the Purchaser (provided that any such charges and periodical outgoings which are chargeable by reference to the extent of the use of any property rights shall be apportioned, to the extent known, between the Seller and the Purchaser according to the extent of such use).
16.2Save as otherwise expressly set out in this Agreement (in particular, with respect to the Prepayments):
16.2.1all profits and receipts relating to the Transferred Assets, Transferred Contracts and Transferred Employees rendered or invoiced prior to Closing and all income accruing in respect of any of the same prior to Closing shall belong to the Seller;
16.2.2all profits and receipts relating to the Transferred Assets, Transferred Contracts and Transferred Employees rendered or invoiced on or after Closing all income accruing in respect of the same on or after Closing shall belong to the Purchaser;
16.2.3any profits and receipts relating to the Transferred Assets, Transferred Contracts and Transferred Employees arising by reference to both the periods before and after Closing shall be apportioned by reference to the number of days in the period in respect of which they are receivable so that such part of the relevant profits and receipts attributable to the period ending on the Closing Date shall belong to the Seller and such part of the relevant profits and receipts attributable to the period commencing on the day immediately following the Closing Date shall belong to the Purchaser.
16.3With effect from Closing all moneys or other items belonging to the Seller which are received by the Purchaser, or belonging to the Purchaser which are received by the Seller, shall be held on bare trust by the Purchaser for the Seller, or held on bare trust by the Seller for the Purchaser, respectively, and shall be remitted to the Seller or the Purchaser respectively.

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16.4Any sum payable from one party to the other under this Section 16 shall be paid within [***] of receipt and until such payment to the party so entitled, such sum shall be held on bare trust by the receiving party for the benefit of the party so entitled.
Book Debts
16.5The Purchaser is not acquiring any of the Book Debts under this Agreement and accordingly the Seller shall remain entitled to and responsible for the Book Debts in accordance with the terms of this Section 16.
16.6The Purchaser undertakes to use reasonable efforts to assist the Seller with the collection of any Book Debts and take those steps it considers reasonable and expedient to collect the Book Debts as agent for the Seller during the period of [***] immediately following the Closing Date. Subject to any express intention to the contrary on the part of the debtor, any money received by the Purchaser in the course of collecting any Book Debts from a Person who is also indebted to the Purchaser shall be deemed to have been paid in or towards the discharge of the oldest debt.
16.7During the period of [***] from the Closing Date, the Seller shall not take any steps to collect the Book Debts directly and the Seller shall notify the Purchaser immediately in writing of any communication or payment received in respect of any of the Book Debts and shall not assign any of the Book Debts to any third party.
16.8During the period of [***] referred to in Section 16.6, the Purchaser shall not, without the consent of the Seller, settle, compromise or release any of the Book Debts.
16.9The Purchaser will account to the Seller for all Book Debts received in the previous month at monthly intervals during such period of [***] and will hold such amounts on bare trust for the Seller until remitted.
16.10The Purchaser shall not be required to institute or threaten any legal proceedings, terminate any supplies, or to take any step which is, as at the date of this Agreement, outside the Seller’s routine procedure for the collection of debts.
16.11At the expiry of [***] from the Closing Date, the obligations of the Purchaser under this Section 16 shall cease and the Seller shall be responsible for the recovery of any Book Debts then outstanding, provided that where the debtor is a continuing customer or supplier of the Purchaser, the Seller shall give the Purchaser not less than [***] written notice prior to the commencement of legal proceedings for the recovery of any Book Debts, and the Purchaser shall be entitled to elect by notice in writing to the Seller to purchase some or all of such Book Debts for an amount equal to the face value of such Book Debts in consideration for a legal assignment of those Book Debts in such form as the Purchaser may require.
17.WARRANTIES AND UNDERTAKINGS OF EACH GUARANTOR
Guarantee by Purchaser Guarantor
17.1The Purchaser Guarantor irrevocably and unconditionally:
(a)guarantees, as a secondary obligation to the Seller, the due and punctual performance by the Purchaser of all the Purchaser Guaranteed Obligations;
(b)undertakes to the Seller that:
(i)whenever the Purchaser does not pay any amount when due under or in connection with the Purchaser Guaranteed Obligations, the Purchaser Guarantor shall immediately on demand and without deduction or withholding pay that amount as if the Purchaser Guarantor was the principal obligor; and
(ii)whenever the Purchaser fails to perform any other Purchaser Guaranteed Obligation, the Purchaser Guarantor shall immediately on demand perform (or

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procure the performance of) and satisfy (or procure the satisfaction of) that Purchaser Guaranteed Obligation, so that the same benefits are conferred on the Seller as it would have received if such Purchaser Guaranteed Obligations had been performed and satisfied by the Purchaser; and
(c)agrees to indemnify the Seller and each Affiliate of the Seller against, and pay on demand an amount equal to all Loss which the Seller may suffer or incur (whether directly or indirectly) as a result of any claim relating to:
(i)the failure of the Purchaser to perform any of the Purchaser Guaranteed Obligations; or
(ii)any Purchaser Guaranteed Obligation becoming unenforceable, invalid or illegal.
17.2The guarantee in Section 17.1 is a continuing guarantee and will extend to the ultimate balance of, but never more than, the sums payable by the Purchaser in respect of the Purchaser Guaranteed Obligations, regardless of any intermediate payment or discharge in whole or in part.
17.3The Purchaser Guarantor shall not have any Liability in respect of any claim made by the Seller under this Agreement unless notice of such claim shall have been delivered to the Purchaser Guarantor by the Seller within [***] following the Closing Date.
17.4If any payment by the Purchaser and/or the Purchaser Guarantor or any discharge of any obligations of the Purchaser and/or the Purchaser Guarantor or any security for those obligations or otherwise is avoided or reduced as a result of insolvency or any similar event:
(a)the liability of the Purchaser and the Purchaser Guarantor shall continue as if the payment discharge, avoidance or reduction had not occurred; and
(b)the Seller shall be entitled to recover the value or amount of that security or payment from the Purchaser Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.
17.5The obligations of the Purchaser Guarantor under this Section 17 will not be affected by any act, omission, matter or thing which, but for this Section 17.5, would reduce, release or prejudice any of its obligations under this Section 17 (whether or not known to them or the Seller) including:
(a)any incapacity or lack of power, authority or legal personality of or dissolution, amalgamation, reconstruction or change in the members or status of the Seller or any other person;
(b)any amendment (however fundamental) or replacement of any of the Purchaser Guaranteed Obligations or any other document or security;
(c)any unenforceability, illegality or invalidity of any obligation of any person under this Agreement or any other document or security; or
(d)any insolvency or similar proceedings.
17.6The Purchaser Guarantor waives any right it may have of first requiring the Seller to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Purchaser Guarantor under this Section 17. This waiver applies irrespective of any law or any provision of this Agreement to the contrary.
Purchaser Guarantor Warranties and Undertakings
17.7The Purchaser Guarantor warrants to the Seller and the Seller Guarantor as at the date of this Agreement and as at Closing as if repeated immediately prior to Closing that:

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(a)the Purchaser Guarantor is validly incorporated, in existence and duly registered under the laws of its country of incorporation;
(b)the Purchaser Guarantor has taken all necessary action and has all requisite power and authority to enter into and perform this Agreement in accordance with its terms;
(c)this Agreement constitutes valid, legal and binding obligations on the Purchaser Guarantor in accordance with its terms;
(d)the execution and delivery of this Agreement by the Purchaser Guarantor and the performance of and compliance with their terms and provisions will not conflict with or result in a breach of, or constitute a default under, the constitutional documents of the Purchaser Guarantor, any agreement or instrument to which the Purchaser Guarantor is a party or by which it is bound, or any Law, order or judgment that applies to or binds the Purchaser Guarantor or any of its property; and
(e)no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any Governmental Authority is required to be obtained, or made, by the Purchaser Guarantor to authorise the execution or performance of this Agreement by the Purchaser Guarantor.
17.8The Purchaser Guarantor acknowledges and agrees that except in the case of fraud and without prejudice to any matter agreed in the Transaction Documents, it has no rights or remedies against and shall not bring or make any claim, proceeding, suit or action in connection with any of the transactions contemplated in any of the Transaction Documents against any provider of investment or finance to the Seller or its Affiliates, or the Seller’s or any of the Seller Affiliate’s current or former directors, officers, employees, agents, consultants, advisers, auditors and accountants (each of whom shall be entitled to enforce this Section 17.8 under the Contracts (Rights of Third Parties) Act 1999), and the Purchaser hereby irrevocably releases, waives, forfeits and/or extinguishes any such claim, proceeding, suit or action.
Guarantee by Seller Guarantor
17.9The Seller Guarantor irrevocably and unconditionally:
(a)guarantees, as a secondary obligation to the Purchaser, the due and punctual performance by the Seller of all the Seller Guaranteed Obligations;
(b)subject to Section 17.12, undertakes to the Purchaser that:
(i)whenever the Seller does not pay any amount when due under or in connection with the Seller Guaranteed Obligations, the Seller Guarantor shall immediately on demand and without deduction or withholding pay that amount as if the Seller Guarantor was the principal obligor; and
(ii)whenever the Seller fails to perform any other Seller Guaranteed Obligation, the Seller Guarantor shall immediately on demand perform (or procure the performance of) and satisfy (or procure the satisfaction of) that Seller Guaranteed Obligation, so that the same benefits are conferred on the Purchaser as it would have received if such Seller Guaranteed Obligations had been performed and satisfied by the Seller; and
(c)subject to Section 17.12, agrees to indemnify the Purchaser and each Affiliate of the Purchaser against, and pay on demand an amount equal to all Loss which the Purchaser may suffer or incur (whether directly or indirectly) as a result or any claim relating to:
(i)the failure of the Seller to perform any of the Seller Guaranteed Obligations; or
(ii)any Seller Guaranteed Obligation becoming unenforceable, invalid or illegal.

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17.10The guarantee in Section 17.9 is a continuing guarantee and will extend to the ultimate balance of sums payable by the Seller in respect of the Seller Guaranteed Obligations, regardless of any intermediate payment or discharge in whole or in part.
17.11The Seller Guarantor shall not have any Liability in respect of any claim made by the Purchaser under this Agreement, except for indemnification claims made by the Purchaser under Section 15.1.1, unless notice of such claim shall have been delivered to the Seller Guarantor by the Purchaser by no later than the date which is [***] from Closing.
17.12The maximum aggregate liability of the Seller Guarantor for all claims under this Agreement, including under the Environmental Indemnity but excluding indemnification claims made by the Purchaser under Section 15.1.1, shall not exceed [***] actually received by the Seller.
17.13If any payment by the Seller and/or the Seller Guarantor or any discharge of any obligations of the Seller and/or the Seller Guarantor or any security for those obligations or otherwise is avoided or reduced as a result of insolvency or any similar event:
(a)the liability of the Seller and the Seller Guarantor shall continue as if the payment discharge, avoidance or reduction had not occurred; and
(b)the Purchaser shall be entitled to recover the value or amount of that security or payment from the Seller Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.
17.14The obligations of the Seller Guarantor under this Section 17 will not be affected by any act, omission, matter or thing which, but for this Section 17.14, would reduce, release or prejudice any of its obligations under this Section 17 (whether or not known to them or the Purchaser) including:
(a)any incapacity or lack of power, authority or legal personality of or dissolution, amalgamation, reconstruction or change in the members or status of the Seller or any other person;
(b)any amendment (however fundamental) or replacement of any of the Seller Guaranteed Obligations or any other document or security;
(c)any unenforceability, illegality or invalidity of any obligation of any person under this Agreement or any other document or security; or
(d)any insolvency or similar proceedings.
17.15Except in relation to any claims the Purchaser has against the Holdback Amount in accordance with this Agreement and subject to the principles set out in Schedule 4, the Seller Guarantor waives any right it may have of first requiring the Purchaser to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Seller Guarantor under this Section 17. This waiver applies irrespective of any law or any provision of this Agreement to the contrary.
Seller Guarantor Warranties
17.16The Seller Guarantor warrants to the Purchaser and the Purchaser Guarantor as at the date of this Agreement and as at Closing as if repeated immediately prior to Closing that:
(a)the Seller Guarantor is validly incorporated, in existence and duly registered under the laws of its country of incorporation;
(b)the Seller Guarantor has taken all necessary action and has all requisite power and authority to enter into and perform this Agreement in accordance with its terms;
(c)this Agreement constitutes valid, legal and binding obligations on the Seller Guarantor in accordance with its terms;

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(d)the execution and delivery of this Agreement by the Seller Guarantor and the performance of and compliance with their terms and provisions will not conflict with or result in a breach of, or constitute a default under, the constitutional documents of the Seller Guarantor, any agreement or instrument to which the Seller Guarantor is a party or by which it is bound, or any Law, order or judgment that applies to or binds the Seller Guarantor or any of its property; and
(e)no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any Governmental Authority is required to be obtained, or made, by the Seller Guarantor to authorise the execution or performance of this Agreement by the Seller Guarantor.
17.17The Seller Guarantor acknowledges and agrees that except in the case of fraud and without prejudice to any matter agreed in the Transaction Documents, it has no rights or remedies against and shall not bring or make any claim, proceeding, suit or action in connection with any of the transactions contemplated in any of the Transaction Documents against any provider of investment or finance to the Purchaser or its Affiliates (other than the Purchaser Guarantor in accordance with the terms of this Agreement), or the Purchaser’s or any of the Purchaser Affiliate’s current or former directors, officers, employees, agents, consultants, advisers, auditors and accountants (each of whom shall be entitled to enforce this Section 17.17 under the Contracts (Rights of Third Parties) Act 1999), and the Seller hereby irrevocably releases, waives, forfeits and/or extinguishes any such claim, proceeding, suit or action.
18.TERMINATION
Purchaser Termination Rights
18.1The Purchaser may terminate this Agreement prior to Closing only through withdrawal by way of a letter of withdrawal addressed and delivered to the Seller if:
18.1.1any breach of the Seller’s Warranties set out in Sections 1, 2.1 or 2.3 or Material Damage has occurred, provided in each case that the respective breach or Material Damage is incapable of remedy or, if capable of remedy, is not remedied by the Seller to the Purchaser’s reasonable satisfaction by the earlier of (i) the Closing Date and (ii) the date falling no more than ten (10) Business Days after receipt by the Seller of a written notice of such breach or Material Damage from the Purchaser;
18.1.2Closing has not taken place because the Seller failed to comply with any of its obligations under Sections 6.2.8, 6.2.9, 6.2.10 and/or 6.2.11; or
18.1.3as a result of the Condition Precedent not having been satisfied, or waived in accordance with this Agreement, on or before the Longstop Date (in which case, the Purchaser may terminate on the Longstop Date (as extended, if applicable) or at any time following the expiry of the Longstop Date (as extended, if applicable)).
Seller Termination Rights
18.2The Seller may terminate this Agreement prior to Closing only through withdrawal from this Agreement by way of a letter of withdrawal addressed and delivered to the Purchaser if:
18.2.1a breach of the Purchaser’s Warranties has occurred, provided that the respective breach is incapable of remedy or, if capable of remedy, is not remedied by the Purchaser to the Seller’s reasonable satisfaction by the earlier of (i) the Closing Date; and (ii) the date falling no more than ten (10) Business Days after receipt by the Purchaser of a written notice of such breach from the Seller;
18.2.2Closing has not taken place because the Purchaser failed to comply with any of its obligations under Section 6.2.6, 6.2.7, 6.2.9, 6.2.10, 6.2.13, 6.2.14 and/or 6.2.15; or

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18.2.3as a result of the Condition Precedent not having been satisfied, or waived in accordance with this Agreement, on or before the Longstop Date (in which case, the Seller may terminate on the Longstop Date or at any time following the expiry of the Longstop Date).
18.3If the Seller terminates this Agreement pursuant to Section 18.2.1 or 18.2.2, and provided the Seller is not in material breach of its own Closing obligations under Section 6, the Purchaser undertakes to pay to the Seller an amount equal to the Actual Additional Payment, to be calculated and payable and in accordance with Section 7.
18.4The parties may not withdraw from, rescind or terminate this Agreement other than as set out in this Section 18 and the parties hereby exclude the application of all statutory provisions which may otherwise give any of the parties the right to withdraw from, rescind or terminate this Agreement.
18.5A withdrawal from this Agreement shall become effective from the moment of delivery of a notice of withdrawal to the other party in accordance herewith. Upon any withdrawal from this Agreement under this Section 18, all rights and obligations of the parties under this Agreement shall lapse and cease to have effect, except for this Section 18, Section 1 and Sections 22 to 33 which shall continue to have effect. Any claims for compensation of damage which may have arisen prior to the aforementioned withdrawal shall remain valid and effective in respect of the parties despite any such withdrawal.
19.PROHIBITED ASSIGNMENT OF CERTAIN ASSETS AND LIABILITIES
19.1Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any asset, Contract or any claim or right or any benefit arising therefrom if an attempted assignment or transfer thereof, without the consent of a third party (including any Governmental Authority), would constitute a breach or other contravention thereof or a violation of Law; provided that, the Purchaser shall have the right to receive such asset or Contract as soon as the cause of such breach or other contravention no longer exists, to the extent that the Purchaser is entitled to receive such asset or Contract pursuant to the terms of this Agreement.
20.TRANSFER OF TRANSFERRED CONTRACTS
20.1Subject to Section 20.3 and 20.4, from Closing, the Purchaser shall be entitled to the benefit (and corresponding rights) and accept the burden (and corresponding obligations and liabilities) (together, the “Transfer”) of each Transferred Contract and, subject to Section 20.2.1, to the extent permitted by applicable Law, this Agreement hereby (as applicable) effects such Transfers to the Purchaser and, with effect from Closing:
20.1.1the Purchaser shall carry out, perform, complete and pay those obligations and liabilities of the Seller to be discharged under each Transferred Contract to the extent (and in the proportion to which) such obligations and liabilities arise in respect of performance or non-performance after the Effective Time including, for the avoidance of doubt, any fees and charges thereunder (irrespective of whether such fees or charges are higher than those payable by the Seller prior to the transfer);
20.1.2the Seller shall carry out, perform, complete and pay those obligations and liabilities of the Seller to be discharged under each Transferred Contract to the extent (and in the proportion to which) such obligations and liabilities arise in respect of performance or non-performance before the Effective Time; and
20.1.3the Purchaser shall indemnify the Seller against all Liability of the Seller in respect of any failure on the part of the Purchaser to carry out, perform, complete and pay the obligations and liabilities set out in Section 20.1.1, and the Seller shall indemnify the Purchaser against all Liability of the Purchaser in respect of any failure on the part of the Seller to carry out, perform, complete and pay the obligations and liabilities set out in Section 20.1.2.

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20.2Subject to Section 20.3 and 20.4, insofar as any Transferred Contract cannot effectively Transfer to the Purchaser pursuant to Section 20.1 except by an agreement with, or consent from, the relevant third party concerned (the “Third Party Consent”):
20.2.1this Agreement shall not constitute a Transfer of such Transferred Contract unless and until such Third Party Consent is obtained;
20.2.2from and after the Signing Date until Closing, the Seller shall consult with the Purchaser and use reasonable endeavours to procure such Third Party Consent (and shall take into account any reasonable comments of the Purchaser in procuring such Third Party Consent), or provide the required notices to such third parties to effect the Transfer of such Transferred Contract to the Purchaser, in each case, with effect following, and subject to, Closing;
20.2.3for a period of [***] after Closing, the Seller shall consult with the Purchaser and use reasonable endeavours (and shall take into account any reasonable comments of the Purchaser) to procure such Third Party Consent with the co-operation of the Purchaser or (at the Purchaser’s request) assist the Purchaser in entering into a new Contract or Contracts with the applicable third party on substantially similar terms (provided that such assistance shall not include assistance by the Seller with the negotiation of commercial terms between the Purchaser and the applicable third party related to such new Contract or Contracts) (provided further that nothing in this Section 20.2 shall require either party to pay any consideration or make any concession with respect to any novation or assignment, other than with respect to the applicable third party’s legal costs (to the extent required by such third party) which shall be at the Purchaser’s cost); and
20.2.4from Closing until the Third Party Consent is obtained for such relevant Transferred Contract, the Seller shall hold such Transferred Contract (as applicable) on bare trust for the Purchaser absolutely and account for and pay or deliver to the Purchaser any money, goods or other benefits (excluding such amount in respect of Tax for which the Seller is required to account, and net of any costs incurred by the Seller to the extent relating to such Transferred Contract) that the Seller receives after Closing under such Transferred Contract (as applicable) in respect of the period after Closing,
20.3provided that in each case, no adjustment shall be made to the Purchase Price if any provision of this Section 20.2 applies.
20.4If a Third Party Consent is required in respect of the Transfer of a Transferred Contract and:
20.4.1the terms of the Transferred Contract or applicable Law do not permit the Transfer of such Transferred Contract to be held on trust for the Purchaser in accordance with Section 20.2.4; or
20.4.2both the Seller and the Purchaser complied with their respective obligations in Section 20.2.3, but such Third Party Consent is not obtained within [***] following Closing,
20.5then the Purchaser and the Seller shall for a period of [***] following Closing use reasonable endeavours to achieve an alternative lawful solution pursuant to which the Purchaser receives the Transfer of such Transferred Contract or a substantially similar Contract, provided that no adjustment shall be made to the Purchase Price if such alternative solution cannot be achieved, and the Seller shall thereafter have no further obligation to the Purchaser with respect to any such Transferred Contract or (as applicable) substantially similar Contract.
20.6Except as otherwise agreed in writing between the Seller and the Purchaser, in respect of a Transferred Contract which relates to both: (i) the Transferred Assets and/or the Transferred Employees; and (ii) the business of the Seller and/or the Seller’s Affiliates not within the scope of the Transaction (the “Seller’s Retained Business”) (a “Shared Contract”), the provisions of this Agreement relating to Transferred Contracts shall apply mutatis mutandis to the relevant parts of the Shared Contract, with the intention that:

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(a)Shared Contracts relating to the Transferred Assets and/or the Transferred Employees are Transferred to the Purchaser only to the extent relating to the Transferred Assets and/or the Transferred Employees;
(b)Shared Contracts pertaining to the Seller’s Retained Business shall remain in the name of, or be Transferred to, the Seller or the Seller’s Affiliate(s) (as applicable) only in relation to the Seller’s Retained Business,
20.6.1in each case, on materially similar terms as the existing Transferred Contract (which the Purchaser and the Seller acknowledge may require, in respect of any Shared Contract, the amendment and/or termination and replacement of such Shared Contract with new contract(s) in the name of the Purchaser and/or the Seller (or the Seller’s Affiliates)) and the Purchaser and the Seller acting in good faith will work together to agree on the method of splitting the Shared Contracts in the period between the Signing Date and Closing.
21.WRONG POCKETS
21.1If, after the Closing Date, any Transferred Asset is found to be held by the Seller, the Seller shall, as soon as reasonably practicable upon discovering such fact or upon notification by the Purchaser of the same, transfer, assign or enter into another arrangement with respect to such Transferred Asset (without further consideration), together with any benefit or sum, net of any out of pocket expenses accruing to the Seller as a result of holding that interest since the Closing Date, to the Purchaser. The Purchaser shall be responsible for the costs of such transfer (if any) and shall provide such assistance to the Seller as the Seller reasonably requires for the purpose of the transfer.
21.2If, after the Closing Date, any asset comprising an Excluded Asset and Liability is found to be held by the Purchaser, the Purchaser shall, as soon as reasonably practicable upon discovering such fact or upon notification by the Seller of the same, transfer, assign or enter into another arrangement with respect to such asset (without further consideration), together with any benefit or sum, net of any out of pocket expenses accruing to the Purchaser as a result of holding that interest since the Closing Date, to the Seller. The Seller shall be responsible for the costs of such transfer (if any) and shall provide such assistance to the Purchaser as the Purchaser reasonably requires for the purpose of the transfer.
21.3The Purchaser and Seller acknowledge and agree that this Section 21 shall not, for the avoidance of any doubt, apply to the Transferred Contracts or Transferred Employees.
22.NO LIABILITY UNDER IMPLEMENTATION DOCUMENTS
22.1No party shall have any liability under the Implementation Documents.
22.2The parties acknowledge and agree that this Agreement provides for all rights of claim or remedy (and all applicable limitations relating thereto) under, or for breach of, the transactions contemplated by the Implementation Documents.
22.3The parties undertake not to make any claim against the other parties under the terms of the Implementation Documents.
23.CONFIDENTIALITY
23.1Each party shall (and shall procure that each of its Affiliates and each adviser of such party or its Affiliate shall) hold in confidence and treat as strictly confidential all information with respect to the terms and conditions of this Agreement, the business of the other party and any other information received in connection with the negotiation, execution and implementation of this Agreement and the Transaction (including, without limitation, any trade secrets and, whether or not confidential, Know-How and commercial information), whether in written or oral form and whether delivered before or after the Closing Date (the “Confidential Information”), and shall not

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disclose, publicly announce, or otherwise make use of (including for the purpose of trading in any securities or inducing any party to trade in any securities) the same without the prior written consent of the party to whom such Confidential Information relates, except to the extent that:
23.1.1disclosure is made to the party’s attorneys, accountants, or other professional advisors, banks and other financial institutions financing or considering the provision of financing to party or to its Affiliates in each case on a strictly confidential and need-to-know basis;
23.1.2disclosure is mandatory or required under any Law, stock exchange rules or other similar rules or by any Governmental Authority and solely where such Confidential Information has been provided within the narrowest scope possible;
23.1.3disclosure is made to a Taxing Authority in the ordinary course of the disclosing party’s Tax affairs or the orderly management of the disclosing party’s Tax affairs;
23.1.4the Confidential Information is in the public domain or enters the public domain (other than by a breach of this Agreement by the disclosing party or the fault of any person to whom Confidential Information has been disclosed in accordance with this Section 23); and
23.1.5disclosure is required to enable any person to enforce its rights under this Agreement or for the purpose of any judicial proceedings.
23.2If this Agreement is terminated, each party will return all Confidential Information received from the other party to that party or destroy it (unless an original has been received) without keeping copies save for
23.2.1information whose retention is mandatory under any Law or stock exchange or other similar rules;
23.2.2information that may be reasonably required to enable any person to enforce its rights or for the purpose of any judicial proceedings;
23.2.3information that is stored in an electronic or other medium and retrievable in perceivable form in the possession or under the control of the party.
23.3Subject to the Closing having taken place, the Purchaser may make use of or disclose or divulge to any Person any information relating to the Transferred Assets and Transferred Contracts (solely to the extent that the relevant Transferred Contract has been assigned or otherwise transferred to the Purchaser pursuant to Section 20).
23.4The parties shall not (and shall procure that each of their Affiliates and each of their advisers and their Affiliates’ advisers) make any press release (other than the Signing Press Release) or other public announcement concerning this Agreement or any ancillary matter, except (i) as required by Law or Governmental Authority, (ii) in connection with any information which has ceased to be Confidential Information in accordance with Section 23.1, or (iii) as is approved by each of the other parties in advance (such approval not to be unreasonably withheld).
23.5Nothing in this Section 23 shall prohibit (i) the Seller from making or sending any announcement to a counterparty of a Transferred Contract for the purposes of the assignment or transfer of the Transferred Contract to the Purchaser in accordance with Section 20; or (ii) the Seller and the Purchaser from making or sending any announcement to the Transferred Employees for the purposes of their transfer to the Purchaser in accordance with this Agreement and/or applicable Laws.
24.COSTS AND PAYMENTS
24.1Except as expressly provided in this Agreement, all costs and expenses of the parties incurred in connection with the preparation, negotiation, execution and consummation of this Agreement or the Transaction, including the fees and expenses of advisors, shall be borne by the party having commissioned such costs.

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24.2All payments to be made under this Agreement shall be made free and clear of and without deduction or withholding of any Tax, except as required by Law. If any such deduction or withholding is required in respect of any payment made under this Agreement, the sum payable by the payor to the payee in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, the payee shall receive and retain (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which the payee would have received and so retained had no such deduction or withholding been made or required to be made, provided that the liability to make such a payment shall:
24.2.1in no circumstance be greater than the liability that would have arisen but for any assignment or novation of the benefits of this Agreement;
24.2.2not be increased as a result of the payee having changed its jurisdiction of Tax residence or the permanent establishment to which rights under this Agreement are allocated.
24.3If, following the payment of an additional amount under Section 24.2, the payee subsequently receives a credit against, relief or remission for, or repayment of any Tax (any of the foregoing being referred to as a “saving”) in respect of such additional amount or the payment to which such additional amount relates, the payee shall pay such amount to the payor which the payee reasonably determines will leave it (after that payment) in the same after-Tax position as it would have been in but for its utilisation of the saving.
24.4If any sum payable under this Agreement is subject to Tax in the hands of the payee (or would be subject to Tax but for the availability of a relief), the payor shall pay such additional amount as shall ensure that the net amount received by the payee (after giving credit for any relief which has been obtained by the payee, as applicable, in respect of the losses, costs and expenses or other items giving rise to such payment) shall be the amount that the payee would have received if the payment had not been subject to Tax.
25.SET-OFF
25.1Save as expressly provided otherwise in this Agreement, no receivables arising out of or in connection with this Agreement may be set off, save on the basis of a written agreement on a set-off by the parties.
26.ASSIGNMENT
26.1Neither party hereto may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party hereto (whether by operation of law, equity sale, merger or other business combination, or any other transaction involving a party hereto or any Affiliate thereof that would have the same or substantially similar economic or substantive effect to any of the foregoing (including by way of any derivative arrangement) or otherwise), and any attempted assignment without the required consents will be void. No such assignment will release the assigning party from any Liability under this Agreement.
27.NO THIRD-PARTY BENEFICIARIES
27.1Except as expressly provided for in this Agreement, this Agreement is for the sole benefit of the parties hereto and does not benefit or create any right or cause of action for any other Persons.
27.2Where a third party is expressly stated to be the beneficiary of a specific right or undertaking in this Agreement, such party shall have the right to enforce the relevant right or undertaking.
28.AMENDMENTS
28.1Save as otherwise provided herein, this Agreement may be amended only by a written agreement signed by the parties.

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29.NOTICES
29.1All notices, requests, demands and other communications under this Agreement will be in writing and will be deemed to have been duly given (a) on the day of transmission if sent by e-mail to the e-mail address given below (provided no delivery failure message is received by the sender) or (b) on the Business Day after delivery to an overnight courier for next day delivery and properly addressed, to the party as follows:
(a)If to the Purchaser:
FAO: [***] (or any other person who is the Purchaser’s executive director at the time) and [***]
Email: [***]
Address:
Novo Nordisk Production Czech s.r.o.
Karolinská 706/3
186 00 Prague 8 - Karlín
Czech Republic
with a copy to:
[***]
[***]
[***]
(b)If to the Purchaser Guarantor:
FAO: [***]
Email: [***]
Address:
Novo Nordisk A/S
Novo Alle 1
2880 Bagsværd
Denmark
with a copy to:
[***]
[***]
[***]
(c)If to the Seller:
(d)FAO: Mark Casey and Kim Jandrain
Email: [***]; [***]; [***]
Address:
Novavax

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700 Quince Orchard Road
Gaithersburg, MD 20878
United States of America

with a copy to:
[***]
[***]
[***]
[***]
(e)If to the Seller Guarantor:
(f)FAO: Mark Casey and Kim Jandrain
Email: [***]; [***]; [***]
Address:
Novavax
700 Quince Orchard Road
Gaithersburg, MD 20878
United States of America

with a copy to:
[***]
[***]
[***]
[***]
or such other addresses or numbers or addressee as are furnished in writing by either party hereto.
30.COUNTERPARTS
30.1This Agreement may be executed in multiple original, electronic (including by DocuSign) or facsimile counterparts, each of which will be deemed an original, and all of which taken together will be considered one and the same agreement. In the event that any signature to this Agreement, or any amendment hereof, is delivered by e-mail delivery of a “.pdf” format data file or other electronic transmission (including by DocuSign), such signature will create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page or other electronic file were an original thereof. No party hereto will raise the use of e-mail delivery of a “.pdf” format data file or other electronic transmission to deliver any such signature page or the fact that such signature was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file or other electronic transmission as a defence to the formation or enforceability of a Contract and each party hereto forever waives any such defence.
30.2To the extent permitted by Law, the provisions of Section 30.1 shall apply mutatis mutandis to any document to be executed and delivered by a party at Closing pursuant to Section 6.

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31.ENTIRE AGREEMENT
31.1This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes any previous agreements relating to the subject matter of this Agreement and sets out the complete legal relationship of the parties arising from or connected with that subject matter. Notwithstanding the foregoing provisions, the Initial Payment Letter shall remain valid and binding upon the parties, provided however, that in case of any discrepancies between this Agreement and the Initial Payment Letter, the provisions of this Agreement shall prevail.
31.2Each party acknowledges and agrees that in entering into this Agreement and the Transaction Documents it has not relied and is not relying on, and shall have no claim or remedy in respect of, any statement, representation, warranty, undertaking, assurance, promise, understanding or other provision made, whether by a party to this Agreement or not, whether written or oral, express or implied and whether negligently or innocently made, which is not expressly set out in this Agreement or any other Transaction Document.
31.3Save as expressly set out in this Agreement or any other Transaction Document, the only right or remedy of any party in relation to any statement, representation, warranty, undertaking, assurance, promise, understanding or other provision set out in this Agreement or any other Transaction Document shall be for breach of this Agreement or (subject to Section 22) the relevant Transaction Document to the exclusion of all other rights and remedies (including those in tort or arising under statute). Save as expressly set out in this Agreement, no party shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever at any time, whether before or after Closing, and each party waives any rights of rescission or termination it may have.
31.4If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the parties to this Agreement) unless:
31.4.1such other agreement expressly states that it overrides this Agreement in the relevant respect; and
31.4.2the parties are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.
32.SEVERABILITY
32.1If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement. To the extent that it is not possible to delete or modify the provision, in whole or in part, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification, not be affected. The aforesaid shall apply, mutatis mutandis, to any omission in this Agreement.
33.FURTHER ASSURANCE
Each of the Seller and the Purchaser shall promptly execute and deliver, in each case at the Purchaser’s cost, all such documents and do all such things and provide all such information and assistance as the other may from time to time reasonably require for the purposes of transferring the Properties in accordance with the terms of this Agreement.
34.GOVERNING LAW AND DISPUTE RESOLUTION
34.1The construction, validity and performance of this Agreement and any non-contractual obligations arising from or connected with this Agreement shall be governed by the laws of England and Wales.

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34.2Any dispute shall be referred to and finally resolved by arbitration under the Arbitration Rules of the LCIA (the “Rules”), which are deemed to be incorporated by reference into this Section 34. There shall be three (3) arbitrators, two (2) of whom shall be nominated by the respective parties in accordance with the Rules and the third, who shall be the presiding arbitrator, shall be nominated by the two party nominated arbitrators within fourteen (14) days of the last of their appointments. The seat, or legal place, of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English. Judgment on any award may be entered in any court having jurisdiction thereover.
34.3For the purposes of this Section 34, “dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance, breach or termination of this Agreement and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.
35.PROCESS AGENT
35.1Without prejudice to any other permitted mode of service, the parties agree that service of any claim form, notice or other document for the purpose of or in connection with any action or proceeding in England or Wales arising out of or in any way relating to this Agreement shall be duly served upon:
35.1.1the Seller or the Seller Guarantor if it is delivered personally or sent by recorded or special delivery post (or any substantially similar form of mail) to Novavax UK Limited, C/O Centralis UK, 100 Longwater Avenue, Green Park, Reading, RG2 6GP, or such other person and address in England or Wales as such parties shall notify all the other parties in writing from time to time; and
35.1.2the Purchaser or the Purchaser Guarantor if it is delivered personally or sent by recorded or special delivery post (or any substantially similar form of mail) to Novo Nordisk Limited, 3 City Place, Beehive Ring Road, Gatwick, West Sussex, RH6 0PA, United Kingdom, marked for the attention of “Senior Director, UK Legal Quality and Compliance” or such other person and address in England or Wales as such parties shall notify all the other parties in writing from time to time, in each case whether or not such claim form, notice or other document is forwarded to the relevant party or received by such party.

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Schedule 1
PURCHASER’S WARRANTIES
1.PURCHASER
1.1The Purchaser is validly incorporated, in existence and duly registered under the laws of the Czech Republic and is a wholly owned subsidiary of the Purchaser Guarantor.
1.2The Purchaser has the right, power and authority and has taken all action necessary to execute and deliver, and to perform its obligations under, this Agreement and each document to be signed by it at or before Closing.
1.3The Purchaser will have at Closing fully committed funds immediately available to it on an unconditional basis sufficient to satisfy its obligations hereunder at Closing.
1.4The execution, delivery and performance of this Agreement by the Purchaser will not result in a breach of (i) any provision of any Laws, any order, judgment or decree of any court or Governmental Authority by which the Purchaser is bound, or (ii) the constitutional documents of the Purchaser.
1.5The Purchaser is not, nor will it be, required to give any notice to or make any filing with or obtain any permit, consent, waiver or other authorization from any Governmental Authority, including under the Czech Act No. 143/2001 Coll., on Protection of Economic Competition, the Czech Act No. 34/2021 Coll., on Screening of Foreign Investments, or equivalent Laws of any other jurisdiction, in connection with the execution, delivery and performance of this Agreement.
1.6No moratorium has been obtained nor any order been made, petition presented or resolution passed for the winding up of the Purchaser. The Purchaser is not insolvent and the Purchaser is not aware of the existence of circumstances that might imminently cause it to become insolvent as a result of the Closing or the performance of its obligations pursuant to this Agreement.
1.7The Purchaser is not actually aware of any breach of the Seller’s Warranties or any fact, matter, event or circumstance which could give rise to any claim for breach of the Seller’s Warranties. The Purchaser shall be deemed to have knowledge of anything of which Henriette De Bang, Jens Christian Wortman or Michael Bell Poulsen actually has knowledge.

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Schedule 2
SELLER’S WARRANTIES
2.
1.SELLER
1.1The Seller has the right, power and authority and has taken all action necessary to execute and deliver, and to perform its obligations under this Agreement and each document to be signed by it at or before Closing.
1.2The obligations of the Seller under this Agreement and the documents referred to in Section 1.1 of this Schedule 2 are, or when the relevant documents are executed will be binding and enforceable in accordance with their respective terms in respect of the Seller.
1.3The execution and delivery of this Agreement and the documents referred to in Section 1.1 of this Schedule 2, and the performance of and compliance with their terms by the Seller does not:
1.3.1violate, conflict with or result in a breach of any Law, order, legal regulation, judgment, decision or injunction of any court, arbitration tribunal or Governmental Authority by which the Seller is bound;
1.3.2violate, conflict with or result in a material breach of, or a constitute a default under any provision of the Seller’s constitutional documents;
1.3.3violate, conflict with or result in a material breach of, or constitute a default under, any instrument to which the Seller is a party or by which he is bound by the Seller;
1.3.4result in the creation of any Encumbrance, licence, adverse claim or restriction of any kind on any of the Transferred Assets (other than in accordance with the terms of this Agreement); or
1.3.5other than in connection with the Condition Precedent, require the Seller to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Authority or any other person which has not been obtained or made at the Closing Date both on an unconditional basis and on a basis which cannot be revoked.
1.4The Seller is not insolvent, no insolvency proceeding has been commenced in respect of it or any of its assets, no court or out-of-court enforcement has been ordered or commenced against it or any of its assets and, to the Seller’s knowledge, no such or similar proceeding is threatening.
1.5To the Seller’s knowledge, there are no other grounds on the part of the Seller which could make any of its obligations under this Agreement and/or the documents referred to in Section 1.1 of this Schedule 2 invalid, voidable, ineffective or unenforceable.
2.PROPERTIES
2.1The Seller is the exclusive owner of and has full power and the right to sell and transfer the legal title in, the Properties, including all of the components and accessories of the Properties (to the extent they form part of the Properties), on the terms of this Agreement.
2.2The descriptions of the Properties set out in the Properties Schedule are complete and correct.
2.3The title to the Properties is not limited in any way and the Properties are not Encumbered with the exception of: (i) the Permitted Encumbrances; and (ii) the rights existing by law, administrative decisions, and protective zones pursuant to the applicable legal regulations. No third party is entitled to require the transfer of any of the Properties, nor does any right of first refusal exist with respect to any of the Properties other than as prescribed by Law. No claim of any third person stating entitlement to or request for the transfer of any of the Properties was delivered to the Seller.

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2.4There is no material Liability owed to a third party in respect of the Properties, save for the Permitted Encumbrances. Other than the Permitted Encumbrances, there are no covenants, restrictions, burdens, stipulations, wayleaves, easements, grants, conditions, terms, rights or licences affecting the Properties that are of an unusual or onerous nature or which adversely affect the intended use of the Properties by the Purchaser.
2.5The present use of the Properties is the permitted use under applicable Laws and that use is not subject to any onerous or unusual conditions giving rise to expenditure or adversely affecting the use and enjoyment of the Properties by their owner. The Seller has all other rights necessary for the current use and enjoyment of each of the Properties.
2.6In the last [***], the Seller has operated the Properties in material compliance with applicable Laws, regulations, governmental permits, licences, Consents and the requirements of any Governmental Authority in all material respects and there have not been and are not any material breaches of any applicable Laws, regulations, governmental permits, licences, Consents and the requirements of any Governmental Authority concerning the Properties.
2.7No court proceedings are being conducted with respect to the Properties under which the Seller’s ownership title to the Properties could reasonably be expected to be adversely affected or the ownership title to the Properties could be restricted; there are no court proceedings concerning borders, rights (neither for the benefit nor to the debit of the Properties) or court proceedings otherwise concerning the Properties. The Seller has not received any notification that any Property (or any part thereof) is subject to any execution, arbitration, insolvency, enforcement proceedings or any other judicial or administrative proceedings.
2.8To the Seller’s knowledge, none of the Properties (or any part thereof) is subject to a restitution claim of a former owner or the former owner’s successor (including a restitution claim that may be exercised by churches or religious societies) and the Seller has not received any information or notification that any of the Properties (or any part thereof) is subject to any expropriation proceedings. To the Seller’s knowledge, there are no grounds for any third party to withdraw from any acquisition titles (unless such right of withdrawal is already statute-barred) as a result of which the Purchaser would lose its title to the Properties.
2.9No real estate owned by a third party is placed on or in the Properties.
2.10All material Records exclusively relating to the Properties are recorded, stored, maintained or otherwise held by (or on behalf) of the Seller.
3.TRANSFERRED ASSETS
3.1The Seller owns all of the Material Transferred Assets and has valid legal title to the Material Transferred Assets.
3.2There is no Encumbrance on any of the Material Transferred Assets (other than the Prepayments) other than the Permitted Encumbrances. Other than as prescribed by Law and the Permitted Encumbrances, no third party is entitled to require the transfer of any of the Material Transferred Assets (other than the Prepayments), nor does any right of first refusal exist with respect to any of the Material Transferred Assets.
3.3To the Seller’s knowledge:
(a)the Seller owns all of the Other Transferred Assets and has valid legal title to the Other Transferred Assets;
(b)there is no Encumbrance on any of the Other Transferred Assets (other than the Prepayments) other than the Permitted Encumbrances. Other than as prescribed by Law and the Permitted Encumbrances, no third party is entitled to require the transfer of any of the Other Transferred Assets (other than the Prepayments), nor does any right of first refusal exist with respect to any of the Other Transferred Assets.

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3.4No claim of any third person stating entitlement to or request for the transfer of any of the Transferred Assets has been delivered to the Seller in the last [***] other than in the ordinary course of business.
3.5All material Records exclusively pertaining to the Transferred Assets from the last [***] that are required by Law to be recorded, stored, maintained or otherwise held by the Seller are so recorded, stored, maintained or otherwise held by (or on behalf of) the Seller.
3.6In respect of the price paid by the Seller for any Transferred Asset on its acquisition by the Seller, the Seller did not claim input VAT in a prorated amount.
4.TRANSFERRED CONTRACTS
4.1Complete and accurate copies of all Transferred Contracts and all material related documentation (including any guarantees relating to the Transferred Contracts) are contained in the Data Room Documents.
4.2Each of the Transferred Contracts is, to the Seller’s knowledge, binding upon its parties and enforceable in accordance with its terms.
4.3With respect to each Transferred Contract:
4.3.1for the last [***], the Seller has performed and complied in all material respects with their its obligations under it;
4.3.2to the Seller’s knowledge, there has been no material breach by any counterparty of any of the Transferred Contracts;
4.3.3to the Seller’s knowledge, there are no grounds for rescission, avoidance, repudiation or termination and the Seller has not received any notice of termination; and
4.3.4to the Seller’s knowledge, none of the other parties to the arrangement is in default.
4.4The Seller has not received any notification of any outstanding actions, disputes, claims, notices or demands under or in connection with any of the Transferred Contracts.
4.5All material Records from the last [***] exclusively pertaining to the Transferred Contracts that are required by Law to be recorded, stored, maintained or otherwise held by the Seller are so recorded, stored, maintained or otherwise controlled by the Seller.
4.6There are no outstanding guarantees or indemnities given by the Seller or any Affiliate of the Seller in connection with:
(a)any of the Transferred Assets (other than any guarantee or indemnities contained within the Transferred Contracts); or
(b)the Transferred Contracts (other than any guarantee or indemnities contained within such Transferred Contract).
4.7There are no retention amounts owed by the Seller to a third party relating to any construction projects undertaken or completed at the Site prior to Closing, other than the Retention Amounts.
5.TRANSFERRED INTELLECTUAL PROPERTY
5.1The Transferred Intellectual Property is not subject to any exclusive licence in favour of a third party. No third party is entitled to require the transfer of the ownership of, or granting of an exclusive licence to, the Transferred Intellectual Property (or any part thereof) and no request for the same has been delivered to the Seller.
5.2In the last [***], no claim has been made by a third party to the Seller alleging that the Transferred Intellectual Property and/or the use of the Transferred Assets is infringing or is likely

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to infringe any Intellectual Property of a third party. To the Seller’s knowledge, no circumstances exist that are likely to give rise to such a claim.
5.3No claim has been made by the Seller alleging that a third party is infringing or is likely to infringe the Transferred Intellectual Property. To the Seller’s knowledge, no circumstances exist that are likely to give rise to such a claim.
5.4No grants or fund from any Governmental Authority or educational institution has been used in connection with the creation of the Transferred Intellectual Property and no Governmental Authority or educational institution has been in any way involved in the creation of the Transferred Intellectual Property.
5.5The Transferred Intellectual Property does not incorporate, reference or otherwise use any open source code which imposes a requirement or condition that the Transferred Intellectual Property or part thereof be (i) disclosed, distributed or made available in source code form, or (ii) redistributable at no charge.
6.TRANSFERRED INFORMATION TECHNOLOGY SYSTEMS
6.1In the last [***], the Seller has not suffered any failure, virus or bug in or breakdown of any material part of the Transferred Information Technology Systems that has caused any material disruption or material interruption to the use of the Transferred Information Technology Systems by the Seller.
6.2The Seller has implemented, in connection with the Transferred Information Technology Systems, procedures in relation to:
6.2.1the back-up of electronically stored information used by the Seller therein;
6.2.2disaster recovery and security arrangements; and
6.2.3the security of the Transferred Information Technology Systems and data stored on them.
7.INDEBTEDNESS
7.1Save with respect to the financial obligations under the leases with respect to the Leased Assets, there are no loans, other financial facilities or other indebtedness pertaining to the Transferred Assets or the Transferred Contracts which will transfer to the Purchaser.
7.2The Seller is, in connection with any of the Transferred Assets or the Transferred Contracts, not a party to and is not liable under a guarantee, indemnity, security or other agreement to secure or incur a financial or other obligation with respect to obligation or liability of another person.
8.TRANSFERRED EMPLOYEES AND CONTRACTORS
8.1The Data Room Documents contain:
8.1.1a list of the Transferred Employees together with the following details on each of those individuals:
(a)the Seller’s internal number of the individual;
(b)the current salary/remuneration of the individual (including any benefits, bonuses and privileges provided, or which the Seller is bound to provide);
(c)the length of service of the individual;
(d)the type of contract (whether full-time, part-time or other);
8.1.2details of all bonus or incentive schemes operated by the Seller;

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8.1.3details of all pension, or retirement plans and disability benefits scheme operated by the Seller with respect to the Transferred Employees;
8.1.4details of all policies, practices, agreements and arrangements of the Seller deviating from the statutory termination provisions in respect of any of the Transferred Employees;
8.1.5details of all policies, practices, agreements and arrangements of making redundancy payments in excess of statutory minima with respect to the Transferred Employees; and
8.1.6a copy of the standard terms and conditions of employment of the Transferred Employees.
8.2There are no trade unions, works councils or other bodies representing the Transferred Employees (or any of them). There are no collective bargaining agreements applicable to the Transferred Employees nor any agreements, arrangements or understandings with any trade unions or other bodies representing any of the Transferred Employees.
8.3There is no collective labour dispute or industrial action affecting the Transferred Employees, to the Seller’s knowledge, nor is any such dispute or action threatened or pending. No dispute, strike or other industrial action exists or is threatened between the Seller and any of the Transferred Employees or a trade union representing such employees and no such dispute, strike or other industrial action has occurred in the last [***].
8.4None of the Transferred Employees has received formal written notice terminating their employment.
8.5The Seller has not promised any of the Transferred Employees any retention bonus or any improvement in the terms or conditions of their employment or Contractor relationship that would establish the Seller’s pre-contractual liability.
8.6The Seller does not owe any amount to any Transferred Employee or their dependents in respect of any claims for remuneration or reimbursement of business expenses save for accrued in relation to the pending salary or remuneration period.
8.7No circumstances have arisen or exist under which the Seller is required to pay damages or compensation to any of the Transferred Employees, or suffer any penalty or be required to take corrective action or be subject to any form of sanction under any applicable labour, employment or health safety Laws. There are no current and, to the Seller’s knowledge, no pending or threatened claims of any type against the Seller by any Transferred Employees or former employees or by any existing or former Contractors of the Seller.
8.8To the Seller’s knowledge, no circumstances have arisen under which the Seller is required to pay damages for wrongful dismissal or breach of contract, to make any contractual or statutory redundancy payment or make or pay any compensation in respect of unfair dismissal or to reinstate or re-engage any Transferred Employee.
8.9There are no material events, states of affairs, conditions, circumstances, activities, practices, incidents or actions which have occurred and have not been remedied or are occurring or are in existence in connection with Transferred Employees which are liable to give rise to liability under any applicable labour, employment or health safety Laws.
8.10Closing will not give rise to the payment of any additional remuneration, payments, bonuses or benefits or any enhancements or accelerations thereof to any Transferred Employee whether in accordance with the standard terms and conditions of employment of such employee or otherwise, other than those offered by the Purchaser.
8.11The Seller has paid all Taxes relating to the Transferred Employees, including income tax and social insurance and health insurance contributions, which it has become liable to pay, when due. The Seller has deducted or withheld all Taxes relating to the Transferred Employees which it has been obliged by Law to deduct or withhold from any amounts paid by it and has properly accounted to the relevant Taxing Authority for all amounts of Taxes so deducted or withheld and

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has otherwise complied in all material respects with its legal obligations in respect of such deductions and withholdings.
8.12The Seller is not liable to pay any penalty, penalty interest or similar penalty payment in connection with Taxes relating to the Transferred Employees. So far as the Seller is aware, no penalties, penalty interest or similar penalty payments, which the Seller would be obliged to pay due to unpaid Taxes relating to the Transferred Employees, are threatened.
8.13The Seller has in all material respects, properly and duly within applicable time limits, made all returns, notices, computations, registrations, payments, and provided all information and maintained all records in relation to Tax relating to the Transferred Employees as it is required to make, provide or maintain and has complied in all material respects on a timely basis with all notices served on it and any other requirements lawfully made of it by any Governmental Authority. All information, notices, computations and returns so submitted were complete and accurate in all material respects and were made on a proper basis.
8.14All Records principally pertaining to the Transferred Employees are recorded, stored, maintained, operated or otherwise held by (or on behalf of) the Seller.
9.COMPLIANCE WITH LAWS, CRIMINAL OFFENCES
9.1Over the last [***], the Seller has:
(a)operated the Material Transferred Assets; and
(b)to the Seller’s knowledge, operated the Other Transferred Assets,
(c)in material compliance with applicable Laws, regulations, governmental permits, licences, consents and the requirements of any Governmental Authority and there have not, to the Seller’s knowledge, been and are not any material breaches of any applicable Laws, regulations, governmental permits, licences, consents and the requirements of any Governmental Authority.
9.2The Seller is not aware of any criminal act committed by any director, employee or Contractor (whether past or present) of the Seller in relation to the Transferred Assets or the Transferred Contracts.
9.3Since [***], neither the Seller, nor any of its officers, directors, or employees, nor, to the Seller’s knowledge, any of their respective agents or third-party representatives (acting on the Seller’s behalf) in connection with the Transferred Assets and/or the Transferred Contracts (i) has made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment, or kickback, (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties, (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel, or other unlawful expenses, (iv) has violated or is violating in any respect Anti-Corruption Laws, or (v) has, directly or indirectly, made, offered, authorized, facilitated, or promised any unlawful payment, contribution, gift, entertainment, bribe, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to any governmental official or any other Person.
9.4Since [***], the Seller has not received from any Governmental Authority any notice, inquiry, or internal or external allegation, or made any voluntary or involuntary disclosure to a Governmental Authority, in each case, concerning any actual or potential violation or wrongdoing related to Sanctions Laws or Anti-Corruption Laws, in each case, except as would not, individually or in the aggregate be material to the Transferred Assets.
10.ENVIRONMENTAL
10.1The Seller is currently in all material respects complying with all Environmental Laws in respect of the Properties and has, since [***], in all material respects complied with all Environmental Laws and Environmental Permits in respect of the Properties.

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10.2Since [***], no Hazardous Matter is or has been generated, used, kept, treated, transported (including transportation in pipes and pipe works), deposited, disposed of, discharged, emitted or otherwise dealt with or managed at, on, under or from any Properties, in each case in breach of any Environmental Permits or Environmental Laws, and no Hazardous Matter is or has otherwise been spilled, leaked, escaped, leached or seeped at, on, under or from any Properties, in breach of any Environmental Permits or Environmental Laws.
11.DATA PROTECTION
11.1Any and all processing of Personal Data processed under or in connection with the Transferred Contracts or under or in connection with the employment contracts with the Transferred Employees which is carried out by the Seller, to the extent relating to Personal Data that will be delivered by the Seller to the Purchaser on the Closing Date, and third parties processing such Personal Data on behalf of the Seller is and has been (in the last [***]) in material compliance with the Data Protection Laws, any applicable data processing agreements, and requirements of the respective Transferred Contracts or employment contracts with the Transferred Employees and the applicable employment Laws.
11.2In the last [***], the Seller has not received in connection with processing of any such Personal Data processed under or in connection with the Transferred Contracts or under or in connection with the employment contracts with the Transferred Employees:
11.2.1any monetary penalty, enforcement or information notice from the Czech Data Protection Office (in Czech: Úřad pro ochranu osobních údajů) under the Data Protection Laws;
11.2.2any written communication from the Czech Data Protection Office (in Czech: Úřad pro ochranu osobních údajů) indicating that it is investigating an allegation that the Seller is in breach of the Data Protection Laws or that it proposes to take, or is considering taking, enforcement action under the Data Protection Laws; or
11.2.3any written communication from any person complaining about processing of Personal Data by the Seller or alleging any breach of the Data Protection Laws.
12.LITIGATION
12.1The Seller is not engaged, either on its own account or vicariously, in any suit, action, litigation, arbitration, tribunal, administrative or criminal proceedings or any governmental investigations in connection with any of the Transferred Assets or Transferred Contracts.
12.2No suit, action, litigation, arbitration or tribunal proceedings or governmental investigations in connection with any of the Transferred Assets or Transferred Contracts are pending or threatened, by or against the Seller, nor does the Seller know of any circumstances likely to lead to any such suit, action, litigation, arbitration or tribunal proceeding or governmental investigations.
12.3The Seller is not subject to any judgment in connection with any of the Transferred Assets or Transferred Contracts which is immediately enforceable which has not been satisfied and complied with.
12.4In last [***], the Seller has not received written notice or other communication that it is the subject of any governmental or regulatory investigation into any of the Transferred Assets or Transferred Contracts or into the Seller in connection with any of the Transferred Assets or Transferred Contracts, other than ordinary course audits and inspections.
13.INSURANCE
13.1To the Seller’s knowledge, there are no circumstances which have given rise to any claim or require notification under any of the Seller’s insurance policies covering the Transferred Assets, Transferred Employees and/or Transferred Contracts which have not been notified to the relevant insurers.

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13.2There are no outstanding claims under any of the Seller’s insurance policies relating to the Transferred Assets, Transferred Employees or Transferred Contracts.

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Schedule 3
LIMITATIONS ON LIABILITY AND CONDUCT OF CLAIMS
1.SCOPE
1.1The provisions of this Schedule 3 shall operate to limit the liability of the Seller in respect of any Warranty Claim under the Seller’s Warranties.
1.2Save as otherwise expressly provided in this Agreement (in which case, such terms shall prevail), only the provisions of Sections 2.3, 2.5, 3.3, 4, 5.1, 5.2, 5.3.3, 5.3.5, 5.3.6, 6, 7, 10, 12 and 13 of this Schedule 3 shall operate mutatis mutandis to limit the liability of the Seller and the Purchaser in respect of any claim under this Agreement.
2.LIMITATIONS OF QUANTUM
2.1The liability of the Seller in respect of any single Warranty Claim shall not arise unless and until the amount of such Warranty Claim, when substantiated, exceeds [***].
2.2No liability shall attach to the Seller unless the aggregate amount of all Warranty Claims for which it would, in the absence of this provision, be liable exceeds [***] and in such event the Seller shall be liable for the whole of such amount and not merely the excess.
2.3Other than in connection with any claim made by the Purchaser under Section 15.1.1, the maximum aggregate liability of the Seller in respect of all claims under the Transaction Documents (including Warranty Claims for breach of the Fundamental Warranties, an Environmental Indemnity claim and any other indemnity claims) shall not exceed an amount equal to [***] actually received by the Seller.
2.4The maximum aggregate liability of the Seller in respect of Warranty Claims for breach of the Seller’s Warranties other than the Fundamental Warranties shall not exceed the amount of [***].
2.5The maximum aggregate liability of the Purchaser in respect of claims for breach of the Purchaser’s obligations under Sections 7.14, 10 and 23 shall not exceed USD [***].
3.TIME LIMITS
3.1The Purchaser shall give written notice to the Seller of any matter or event which may give rise to any claim against the Seller under this Agreement as soon as possible after the Purchaser becomes aware of such matter or event together with all details of such matter or event then known to the Purchaser, including, to the extent reasonably available, full details of the legal and factual basis of such claim.
3.2The Seller shall not have any liability in respect of any Warranty Claim unless notice of such claim shall have been delivered to the Seller by the Purchaser by no later than the date which is:
3.2.1[***] after the Closing Date in case of any Warranty Claim related to the Fundamental Warranties;
3.2.2six (6) months following the expiry of the relevant statute of limitation (or, if applicable, any prolonged or extended statute of limitation) applicable to the relevant Tax Liability in case of any Warranty Claim related to the Seller’s Warranties set out in Sections 3.6 and 8.11 through 8.13 of Schedule 2; and
3.2.3[***] after the Closing Date in case of any Warranty Claim related to Seller’s Warranties other than the Fundamental Warranties.
3.3A Warranty Claim shall not be enforceable against the Seller and shall be deemed to have been withdrawn, and no new Warranty Claim may be made in respect of the facts giving rise to such Warranty Claim, unless legal proceedings in respect of such Warranty Claim are commenced (by being issued and served):

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3.3.1within [***] of such Warranty Claim ceasing to be contingent (in accordance with Section 4 of this Schedule 3) if the Warranty Claim is based upon what, at the time of service of the notice of the Warranty Claim on the Seller, was a contingent liability;
3.3.2within [***] of the service of notice of the Warranty Claim on the Seller with regard to any other Warranty Claim.
4.CONTINGENT AND UNQUANTIFIABLE LIABILITIES
4.1No liability shall attach to the Seller in respect of any claim under the Transaction Documents to the extent that such claim is based upon a liability which is contingent only or is otherwise not capable of being quantified unless and until such liability ceases to be contingent and becomes an actual liability or becomes capable of being quantified, as the case may be, provided that this paragraph shall not operate to avoid a claim made in respect of a contingent or unquantifiable liability within the applicable time limits specified in this Agreement if the notice of such claim has been delivered before the expiry of the relevant period (even if such liability does not become an actual or quantifiable liability, as the case may be, until after the expiry of such period).
5.EXCLUSIONS
5.1The Seller shall not be liable in respect of any claim to the extent that the fact, matter, event or circumstance giving rise to such claim has been or is made good without cost to the Purchaser.
5.2To the extent that any fact, matter, event or circumstance giving rise to any claim is capable of remedy, the Seller shall not be liable for such claim if it is remedied to the reasonable satisfaction of the Purchaser within [***] of the date of notice given to the Seller.
5.3The Seller shall not be liable in respect of any claim to the extent that:
5.3.1such claim arises as a result of a change of Law, the published practice of a Taxing Authority, existing individual decisions of Governmental Authorities or any generally accepted interpretation or application of statutory law that occurs after Closing;
5.3.2such claim arises as a result of any changes made after Closing in the accounting bases, policies or practices of the Purchaser;
5.3.3such claim arises or is increased (in which case the Seller shall not be liable to the extent of such increase only) as a result of the failure or omission by the Purchaser after Closing to make any claim, election, surrender or disclaimer;
5.3.4such claim arises or is increased (in which case the Seller shall not be liable to the extent of such increase only) as a result of any change in the rates of Tax, or in any imposition of Tax, after Closing;
5.3.5such claim is for any indirect or consequential loss;
5.3.6such claim is for any punitive loss, loss of profit, loss of good will, loss of opportunity or loss of reputation, whether actual or prospective.
6.NO DOUBLE RECOVERY
6.1The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once for the same Loss.
6.2No liability shall attach to the Seller for any claim under this Agreement to the extent that any payment is actually received by the Purchaser from a third party other than the Seller which would not have been received but for the fact, matter, event or circumstance giving rise to that claim (“Third Party Sum”). In the case the Seller has already made a payment on account of such claim, the Purchaser shall promptly following receipt of the Third Party Sum return the same up to the amount of the Third Party Sum to the Seller.
7.INSURANCE

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7.1If, in respect of any fact, matter, event or circumstance which would otherwise give rise to a claim, the Purchaser has actually received insurance monies under any policy of insurance, the amount of insurance monies which the Purchaser received shall pro rata reduce such claim.
8.PAYMENT OF WARRANTY CLAIM TO BE IN REDUCTION OF PURCHASE PRICE
8.1If the Seller pays any sum to the Purchaser pursuant to any claim, the relevant part of the Purchase Price received by the Seller under this Agreement shall be deemed to be reduced by the amount of such payment.
9.DISCLOSURE
9.1The Seller shall have no liability with respect to any fact, matter, event or circumstance giving rise to any Warranty Claim to the extent that such fact, matter, event or circumstance has been Fairly Disclosed, it being acknowledged that:
9.1.1no disclosure in the Data Room, other than explicitly referred to in the Signing Disclosure Letter, shall be effective to qualify any of the Seller’s Warranties (provided that nothing in this Section shall be deemed to override or amend the terms of Section 11 of this Schedule 3);
9.1.2no disclosure in the Closing Disclosure Letter shall be effective to qualify any of the Fundamental Warranties; and
9.1.3no disclosure in the Closing Disclosure Letter shall be effective to qualify the Seller’s Warranties given by the Seller (i) at the Signing Date; or (ii) immediately prior to Closing to the extent that such disclosure discloses any matter, fact, event or circumstance that first occurred or arose prior to the Signing Date.
10.OBLIGATION OF THE PURCHASER TO MINIMISE LOSSES
10.1The Purchaser is obliged to take all reasonable steps that may be necessary or commercially appropriate or reasonable to prevent or mitigate the amount of the Losses that may be incurred by the Purchaser in connection with any claim the Purchaser may have under this Agreement. The Seller shall compensate the Purchaser for the Losses which may be incurred when taking any such steps.
10.2Any compensation under Section 10.1 of this Schedule 3 shall be subject to limitation under Sections 2 and 3 of this Schedule 3. In case of breach by the Purchaser of its obligation under this Section, the amount payable by the Seller on account of any claim shall be reduced accordingly.
11.KNOWLEDGE OF THE PURCHASER
11.1[***].
12.FRAUD
12.1None of the limitations on the liability of the Seller set out in this Agreement shall apply to any Warranty Claim against the Seller to the extent that the liability of the Seller in respect of that Warranty Claim arises from any intentionally unlawful conduct or fraud on the part of the Seller.
13.CONDUCT OF CLAIMS
13.1If the Purchaser becomes aware that any claim has been made against it by a third party after Closing (“Third Party Claim”) that is likely to result in the Purchaser being entitled to make a claim against the Seller under this Agreement:
13.1.1the Purchaser shall give, as soon as reasonably practicable, but not later than [***], a notice in writing to the Seller setting out such information as is reasonably available to the Purchaser as is reasonably necessary to enable the Seller to assess the merits of such claim;

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13.1.2the Purchaser shall provide to the Seller, subject to reimbursement of all reasonable costs and expenses, all information, access and assistance as the Seller may reasonably request as necessary for the purposes of investigating the matter forming the subject of such claim (including access to the Site);
13.1.3the Purchaser shall take any action that the Seller shall reasonably request to avoid, resist or compromise the Third Party Claim (other than any Third Party Claim the defence of which may adversely affect the business of the Purchaser or its general reputation on the respective markets which the Purchaser or its Affiliates possesses in the business community and society, or any Third Party Claim that seeks or in respect of which there has been granted injunctive relief), provided that the Seller shall indemnify and hold harmless the Purchaser against all Losses incurred by it arising from any action taken by the Purchaser at the request of the Seller pursuant to this Section;
13.1.4the Purchaser shall consult as fully as is reasonably practicable with the Seller as regards the conduct of any proceedings arising out of that Third Party Claim; and
13.1.5the Purchaser shall allow the Seller, at its election (in writing), to take over the conduct of the Third Party Claim, in which case:
13.1.1the Purchaser shall (A) delegate the conduct of any proceedings in respect of the Third Party Claim to the Seller; and (B) retain such legal advisers as nominated by the Seller to act on behalf of the Purchaser in relation to the Third Party Claim in accordance with the Seller’s instructions (provided that the Purchaser is entitled to engage its own separate legal advisers at its own cost and expense); and
13.1.2the Purchaser shall procure that its Affiliates and representatives shall provide such information, access and assistance as the Seller or the appointed legal advisers may reasonably require in connection with the Third Party Claim (including access to the Site).
13.2Nothing in this Section 13 shall require the provision by any Person of any information to the extent such provision would (i) contravene any applicable Law or regulation or would breach any statutory or contractual duty of confidentiality owed to any third party; (ii) concern any trade secret of the Purchaser or any Affiliate of the Purchaser; or (iii) have any material adverse effect on the Purchaser or any Affiliate of the Purchaser.
14.SELLER ACCESS
In the event of an actual or potential claim against the Seller or its Affiliates under this Agreement, the Purchaser shall, subject to the Seller or its Affiliates giving such undertakings as to confidentiality as the Purchaser may reasonably request and at the Seller’s costs, procure that the Seller, the Seller’s Affiliates and their representatives are provided, upon reasonable notice and during working hours, with all such assistance, documentation, information and access to such information, records, premises and personnel of the Purchaser and the Purchaser’s Affiliates as they may reasonably request (but excluding anything which is subject to legal privilege or any confidentiality obligations that are binding on the Purchaser or the Purchaser’s Affiliates), to investigate, avoid, remedy, dispute, resist, appeal, compromise or contest such claim and shall permit the Seller, the Seller’s Affiliates and their representatives to make copies of such documentation and information to the extent relevant to the claim.
15.

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Schedule 4
PRINCIPLES GOVERNING THE ESCROW AGREEMENT AND THE HOLDBACK AMOUNT RELEASE
1.DEFINITIONS
1.1“Due Amount” means the amount (if any) due for payment by the Seller to the Purchaser in respect of the Resolved Claim.
1.2“Estimated Liability” means in relation to an Outstanding Claim, the bona fide estimate of the amount of the Seller’s liability to the Purchaser if the Outstanding Claim were to be resolved in the Purchaser’s favour, as agreed or determined in accordance with Section 2.1.2 of this Schedule.
1.3“Expert” means an independent firm of internationally recognised chartered accountants to be agreed upon by the Seller and the Purchaser; or, failing such agreement, such independent firm of internationally recognised chartered accountants nominated:
(i)by or on behalf of the President for the time being of the Institute of Chartered Accountants in England and Wales, pursuant to a joint application of the Seller and the Purchaser (and the Seller and Purchaser shall cooperate and do all things necessary to promptly make such joint application); or
(ii)if a joint application is not made within five (5) Business Days of a notice by one party to the other requiring a joint application to be made, by the ICC International Centre for ADR in accordance with the Rules for Appointment of Experts and Neutrals of the International Chamber of Commerce (or any other appointing authority of similar repute which accepts unilateral applications to nominate Reporting Accountants) pursuant to an application by either the Purchaser or the Seller.
1.4“Relevant Claim” means any claim by the Purchaser against the Seller: (a) for breach of the Seller’s Warranties; or (b) to recover a Loss pursuant to the indemnities given by the Seller under Section 15; or (c) for any other claim under, related to or arising in connection with this Agreement, in each case subject to the terms of this Agreement (including, but not limited to, any applicable limitations of liability of the Seller).
1.5“Resolved Claim” means a Relevant Claim that has been: (a) agreed in writing between the Purchaser and the Seller as to both liability and quantum; or (b) finally determined by arbitration in accordance with the terms of this Agreement; or (c) unconditionally withdrawn by the Purchaser in writing to the Seller.
1.6“Outstanding Claim” means a Relevant Claim that has been notified by the Purchaser to the Seller in accordance with the terms of this Agreement, which is not a Resolved Claim as at the Holdback Release Date.
2.RELEASE AND/OR SET-OFF OF HOLDBACK AMOUNT
2.1If on the Holdback Release Date:
2.1.1a Due Amount (or any part of it) is outstanding, the Purchaser shall be entitled to satisfy all (to the extent possible) or part of the Seller’s liability to pay the Due Amount by way of set-off against the Holdback Amount then payable, and to treat its obligation to pay such Holdback Amount as being reduced pro tanto by the amount so set-off pursuant to this Section; and/or
2.1.2if there is an Outstanding Claim, the Purchaser shall be entitled to withhold from the Holdback Amount then payable an amount equal to the Estimated Liability or, if lower, the full amount of the Holdback Amount. Where the provisions of this Section apply, the Purchaser and the Seller shall use all reasonable endeavours to agree the Estimated

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Liability in respect of the Outstanding Claim as soon as possible and in any event at least five (5) Business Days prior to the Holdback Release Date. If they fail to resolve such matters five (5) Business Days prior to the Holdback Release Date, the Purchaser or the Seller may refer such matter in dispute to an Expert for resolution and the parties agree that no amounts shall be released from the Escrow Account pending the Expert’s determination of the relevant matter in dispute.
3.GENERAL PRINCIPLES AND UNDERTAKINGS APPLICABLE TO THE HOLDBACK AMOUNT AND ESCROW ACCOUNT
3.1The Purchaser shall pay the Holdback Amount into the Escrow Account on the Closing Date. The Holdback Amount (together with any accrued interest thereon) shall only be applied in accordance with this Schedule and the terms of the Escrow Agreement.
3.2The Purchaser and the Seller shall procure that, on the Holdback Release Date, the Holdback Amount less any amounts reduced pursuant the terms of this Schedule shall be released to the Seller in accordance with the terms of the Escrow Agreement.
3.3Receipt of the Holdback Amount in the Seller’s Bank Account shall be an absolute discharge of the paying party (and the paying party shall not be concerned to see the application of any such amount thereafter).
3.4Interest which accrues on the Escrow Account shall (after deduction of any amounts required by Law) follow the capital and be released to the party or parties entitled thereto contemporaneously with, and proportionately to, the release of capital, unless any such interest is retained by the Escrow Agent. The liability to Tax on any interest on any amount in the Escrow Account shall be borne by the party ultimately entitled to that interest.
3.5Any payments (including payments of interest) made under this Schedule shall be made subject to any deductions or withholdings required by Law (if any).
3.6The Purchaser and the Seller agree that their obligations to the Escrow Agent under the Escrow Agreement are several and not joint and several, notwithstanding any provision of, or interpretation of, the Escrow Agreement to the contrary.
3.7100 per cent of any fees and/or negative interest rate charge payable to the Escrow Agent shall be paid by the Purchaser. The amount of such fees and negative interest rate charge and their payment conditions shall be set out in (or determined in accordance with) the Escrow Agreement.
3.8The Purchaser and the Seller agree to promptly provide such instructions to the Escrow Agent (where relevant, in the form specified in the Escrow Agreement) and to take all other actions as shall be necessary to give effect to the provisions of this Schedule and the terms of the Escrow Agreement.
3.9If at any time following the date on which the Holdback Amount falls due for payment: (A) all Outstanding Claims have become Resolved Claims; and (B) there is a nil balance standing to the credit of the Escrow Account, the Purchaser and the Seller shall promptly instruct the Escrow Agent to close the Escrow Account.
3.10The Purchaser undertakes:
(a)in the event it should have any claim under this Agreement, to first make such claim against the Holdback Amount; and
(b)not to make any claim against the Seller Guarantor where such claim: (A) should be made against the Holdback Amount (or, if the claim is initiated after the Holdback Release Date, should have been against the Holdback Amount) in accordance with the terms of this Schedule; (B) has been made against the Holdback Amount, whether or not such claim has been found in its favour by the Expert. This is intended to reflect the general

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principles that the Seller Guarantor is only guaranteeing the monetary obligations of the Seller under this Agreement in excess of the Holdback Amount.

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Schedule 5
ADDITIONAL PAYMENT ITEMS
3.11The Purchaser and the Seller acknowledge and agree that the following non-exclusive list of items shall be included as part of the Additional Payment calculation for the purposes of (and subject to the terms of) this Agreement:
3.1Salaries, wages, benefits and other costs in the ordinary course of employing the Transferred Employees (including any Tax arising in respect of such amounts), excluding, for the avoidance of doubt, any bonuses or costs related to the preparation and consummation of the Transaction;
3.2Staff augmentation costs (including Tax arising on or in respect of such costs);
3.3Consulting, legal and advisory services;
3.4Dues & subscriptions;
3.5Equipment maintenance;
3.6Facilities costs;
3.7Costs under, or pursuant to, the Transferred Contracts or any other contract relating to the operation and maintenance of the Site;
3.8Costs in connection with the Transferred Assets;
3.9Travel, to the extent requested by the Purchaser in connection with any integration or retrofitting activities,
3.10in each case, incurred by the Seller solely for the purposes of operation and maintenance of the Site and including any irrecoverable VAT thereon, but excluding (unless expressly stated otherwise above) (i) any costs incurred in connection with the Transaction (including costs incurred in connection with the transfer of the Transferred Contracts to the Purchaser and any consulting, advisory and legal fees related to the preparation and consummation of the Transaction), (ii) costs relating to the activities retained by the Seller, and (iii) depreciations and similar non-cash allocated costs.

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Schedule 6
ALLOCATION OF THE PURCHASE PRICE
4.

No.	Assets	Purchase price in USD
1.	[***]	[***]
-	[***]	[***]
1.	[***]	[***]
-	[***]	[***]
1.	[***]*	[***]
Total for 1, 2 and 3:		[***]

* Any amount of the Additional Payment shall be allocated to this asset category as well.

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SIGNATURE PAGE
This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a deed by
NOVAVAX CZ a.s.
Signature:     /s/ Mark J. Casey
Name:        Mark J. Casey
Title:        EVP & Chief Legal Officer

Signature Page – Asset Purchase Agreement
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Executed as a deed by
NOVAVAX, Inc.
Signature:     /s/ John C. Jacobs
Name:        John C. Jacobs
Title:        CEO

Signature Page – Asset Purchase Agreement
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Executed as a deed by
Novo Nordisk Production Czech s.r.o.
Signature:     /s/ Daniela White
Name:         Daniela White
Title:         Executive Director

Signature Page – Asset Purchase Agreement
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Executed as a deed by
NOVO NORDISK A/S

Signature: /s/ Karsten Munk Knudsen	Signature: /s/ Henrik Wulff
Name: Karsten Munk Knudsen	Name: Henrik Wulff
Title: Executive Vice President, CFO	Title: Executive Vice President

Signature Page – Asset Purchase Agreement
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